UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 26, 2016

Fellow Procter & Gamble Shareholders:

It is our pleasure to invite you to this year’s annual meeting of shareholders, which will be held at the Company’s headquarters. The meeting will take place on Tuesday, October 11, 2016, at 9:00 a.m. Eastern Daylight Time at The Procter & Gamble Company General Offices, 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. At the meeting, our shareholders will be asked to:

•	Elect the 10 Director nominees listed in the accompanying proxy statement;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote);

•	Transact such other business, including voting on two shareholder proposals, as may properly come before the meeting.

Shareholders of record as of the close of business on August 12, 2016 are entitled to vote at the Annual Meeting and any postponement or adjournment thereof. Please see pages 65-68 for additional information regarding admission to the meeting and how to vote your shares. If you plan to attend the meeting in person, we encourage you to register for admission by Monday, October 10. If you are not able to attend the meeting in person, you may join a live webcast of the meeting on the Internet by visiting www.pginvestor.com at 9:00 a.m., Eastern Daylight Time, on October 11.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to seeing you at The Procter & Gamble General Offices on October 11.

DAVID S. TAYLOR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER	DEBORAH P. MAJORAS CHIEF LEGAL OFFICER AND SECRETARY

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com.	BY MAIL Sign, date and return your proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice.	IN PERSON Attend the annual meeting in Cincinnati. See pages 66-67 for additional details on how to preregister.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 11, 2016: This Notice of Annual Meeting and Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com.

Voting Matters and Board Recommendations

Voting Matter		Vote Standard	Board Vote Recommendation	See Page

Item 1	Election of Directors	Majority of votes cast	FOR each nominee	2

Item 2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	59

Item 3	Advisory Approval of Executive Compensation	Majority of votes cast	FOR	60

Item 4	Shareholder Proposal Requesting Report on Lobbying Policies of Third Party Organizations	Majority of votes cast	AGAINST	61

Item 5	Shareholder Proposal Requesting Report on Application of Company Non-Discrimination Policies in States with Pro-Discrimination Laws	Majority of votes cast	AGAINST	63

Our Board of Directors

Board Snapshot

•    10 Director nominees; 9 are independent

•    Highly qualified Directors with a diversity of skills and experiences

•    5 of 10 nominees are women or ethnically diverse

•    Average age of Director nominees is 63

•    3 new Directors in the last 5 years

i

Our Director Nominees

You are being asked to vote on the election of these 10 Directors. Additional information about each Director’s background and experience can be found beginning on page 4.

Name	Position	Age	Board Tenure	Committee Memberships
* Francis S. Blake	Former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc.	67	1 year	Audit G&PR
* Angela F. Braly	Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Anthem)	55	6 years	Audit G&PR (Chair)
* Kenneth I. Chenault	Chairman and Chief Executive Officer of American Express Company	65	8 years	Audit C&LD
* Scott D. Cook	Chairman of the Executive Committee of the Board of Intuit Inc.	64	15 years	C&LD I&T (Chair)
* Terry J. Lundgren	Chairman and Chief Executive Officer of Macy’s, Inc.	64	3 years	C&LD I&T
* W. James McNerney, Jr. (Lead Director)	Senior Advisor at Clayton, Dubilier & Rice, LLC	67	13 years	C&LD (Chair) G&PR
David S. Taylor	Chairman of the Board, President and Chief Executive Officer of the Company	58	1 year
* Margaret C. Whitman	President and Chief Executive Officer of Hewlett Packard Enterprise	60	5 years	C&LD I&T
* Patricia A. Woertz	Retired Chairman and former Chief Executive Officer of Archer Daniels Midland Company	63	8 years	Audit (Chair) G&PR
* Ernesto Zedillo	Director of the Center for the Study of Globalization and Professor of International Economics and Politics at Yale University and former President of Mexico	64	15 years	G&PR I&T

*	Independent
	C&LD	Compensation & Leadership Development
	G&PR	Governance & Public Responsibility
	I&T	Innovation & Technology

Corporate Governance Highlights

Director Independence	• 9 of 10 Director nominees are independent • 4 fully independent Board Committees: Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology
Board Accountability	• Declassified Board – all Directors are elected annually • Simple majority voting standard for all uncontested Director elections • Shareholder right to call special meetings
Board Leadership

•     Annual assessment and determination of Board leadership structure

•     Annual election of independent Lead Director whenever Chairman/CEO roles are combined or when the Chairman is not independent

•     Lead Director has strong role and significant governance duties, including chair of Executive Sessions of all independent Directors

Board Evaluation and Effectiveness	• Annual Board and Committee self-assessments • Annual independent Director evaluation of Chairman and CEO
Board Refreshment	• Average tenure of current Directors is 8 years • 3 new Directors in last 5 years • Specified retirement age and term limit for Directors
Director Engagement

•     Directors attended 96% of Board and Committee meetings in FY 2015-16

•     Board policy limits Director membership on other public company boards

•     Shareholder ability to contact Directors (as described beginning on page 16)

Director Access

•     Significant interaction with senior business leaders through regular business reviews

•     Directors have access to senior management and other employees

•     Directors have ability to hire outside experts and consultants and to conduct independent investigations

Clawback and Anti-Hedging Policies

•     Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason

•     Insider Trading Policy prohibits Directors, senior executives and other designated employees from engaging in any pledging, short sales or hedging investments involving Company stock

Share Ownership

•     CEO required to hold shares equivalent to 8x salary

•     All senior executives required to hold shares equivalent to 4x or 5x salary, depending on role

•     Directors required to hold shares equivalent to 6x the cash portion of their annual retainer

•     Any executive who has not met the requirements of the Executive Share Ownership Program is subject to the Share Holding Requirement for any net shares resulting from stock option exercises or settlement of PSUs or RSUs

Proxy Access

•     Proactive adoption in 2016 of proxy access for Director nominees

•     Available to a shareholder, or group of up to 20 shareholders, holding 3% of Company’s common stock for at least 3 years

•     May nominate candidates for the greater of two seats or 20% of Board nominees

Executive Compensation Highlights

We Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit and individual goals, while discouraging excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others.

Average Mix of Key Components1 of NEO Compensation by Type, Length, and Form

1 Components are salary, Short-Term Achievement Reward, Performance Stock Program, and Key Manager Stock Grant.

We Pay Competitively by setting target compensation opportunities to be competitive with other multinational corporations of similar size, value, and complexity.

We Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Total NEO Compensation for FY 2015-16
Compensation Element	% of Total	Description	Cash	Equity

Salary	13%	Annual Base Pay	✓

STAR Bonus[1]	17%	Annual Performance-Based Bonus Based on 1-year Results	✓

Performance Stock Program	33%	Performance-Based Stock Program Based on 3-year Results		✓

Key Manager Stock Grant	26%	Annual Long-Term Equity Award		✓

Retirement, Expatriate Expenses, Other	11%	Retirement Plan Contributions, Expatriate Expenses, Benefits	✓	✓

1 The STAR Bonus is considered a cash program. However, participants may elect to receive their bonus in stock options or deferred compensation instead of cash.

Commonly Used Terms in This Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

FY	Fiscal Year

G&PR	Governance & Public Responsibility

GBU	Global Business Unit

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

SMO	Selling and Market Operations

STAR	Short-Term Achievement Reward

TSR	Total Shareholder Return

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law, the Company’s Amended Articles of Incorporation, the Code of Regulations, and the By-Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors nominated the 10 Directors listed on pages 4 to 7 for election at the 2016 annual meeting. Each of the Director nominees currently serves on the Board and was elected for a one-year term at the 2015 annual meeting. The current terms of all nominees for Director will expire at the 2016 annual meeting, and the Board has nominated each of these individuals for a new one-year term that will expire at the 2017 annual meeting. Susan Desmond-Hellmann, who currently serves on the Board, has chosen not to stand for re-election, but will complete her current term.

Each of the Director nominees has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

Procter & Gamble is a global consumer products company, serving consumers around the world with sales in more than 180 countries and territories. A company of our size must have strong governance, as well as leadership with an understanding of our diverse consumers and global needs. The composition of the Board reflects an appropriate mix of skill sets, experience, and qualifications that are relevant to the business and governance of the Company. Each individual Director epitomizes the Company’s Purpose, Values and Principles, possesses the highest ethics and integrity, and demonstrates commitment to representing the long-term interests of the Company’s shareholders. Each Director also has individual experiences that provide practical wisdom and foster mature judgment in the boardroom. Collectively, the Directors bring business, international, government, technology, marketing, retail consumer products, and other experiences that are relevant to the Company’s global operations. The chart on the following page provides additional detail regarding some of the key experiences and skills of our Director nominees. Skills and experiences are one aspect of diversity highly valued by the Board. In fact, this desired combination of skills and diversity is reflected in our Corporate Governance Guidelines (“Governance Guidelines”), which set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience.”

Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the Director nomination process. The Governance & Public Responsibility (“G&PR”) Committee reviews the Director nominees (including any shareholder nominees) and ascertains whether, as a whole, the group meets the Governance Guidelines in this regard. For this year’s election, the Board has nominated 10 individuals who bring tremendous diversity to the Board. Their collective experience covers a wide range of countries, geographies, and industries. These 10 Director nominees range in age from 55 to 67, and three of these 10 Directors, or 30% of our current Board, are women; one is African-American; and one is Mexican.

The Board also believes that tenure diversity should be considered in order to achieve an appropriate balance between the detailed Company knowledge and wisdom that comes with many years of service and the fresh perspective of newer Board members. Our current Board has an average tenure of 8 years.

Director Skills And Experience

Leadership, strategy and risk management experience

Directors with significant leadership experience over an extended period, including current and former chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of talent management and how employee and executive compensation are set. They understand strategy and risk management, and how these factors impact the Company’s operations and controls. They possess recognized leadership qualities and are able to identify and develop leadership qualities in others.

Consumer industry/retail experience

Directors with experience in dealing with consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits. Given the continuously evolving retail landscape, Directors with consumer and retail experience are essential.

International experience

Directors who work in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices. Because we do business in over 180 countries and territories, and business in international markets accounts for the majority of the Company’s revenue, having Directors on our Board with this experience is critical.

Marketing experience

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results. As one of the world’s largest advertisers, this is a particularly important attribute.

Finance experience

Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs a number of financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/regulatory experience

Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, are able to recognize, identify, and understand the key issues that the Company faces in an economy increasingly affected by the role of governments around the world. This experience is especially helpful during times of increased volatility and uncertainty in global politics and economics.

Technology and innovation experience

Innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of technology and innovation help the Company focus its efforts in these important areas, as well as track progress against strategic goals and benchmarks. As one of the few companies with an Innovation & Technology Committee of the Board, this is particularly important to the Company’s overall success.

The Board of Directors recommends a vote FOR each of the following Director nominees to hold office until the 2017 annual meeting of shareholders and until their successors are elected.

Francis S. Blake (Frank) Director since 2015 Age 67

Mr. Blake is the former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. (a national retailer). He served as the Chairman of the Board from 2007 until his retirement in February 2015 and as Chief Executive Officer from 2007 to November 2014. He previously served as a Director of Southern Company (a super-regional energy company) from 2004 to 2009. Mr. Blake has been a Director of Delta Airlines since July 2014 and was appointed Lead Director in May 2016. He has been a Director at Macy’s, Inc. since November 2015.

Mr. Blake brings extensive leadership, strategy, risk management and marketing experience to the Board. He contributes his deep knowledge of the retail consumer industry and evolving marketing practices to the Board. Mr. Blake also brings an extensive amount of government experience, having previously served as General Counsel for the U.S. Environmental Protection Agency, Deputy Counsel to Vice President George H. W. Bush, and Deputy Secretary for the U.S. Department of Energy.

Member of the Audit and Governance & Public Responsibility Committees.

Angela F. Braly Director since 2009 Age 55

Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company), now known as Anthem. She served as Chair of the Board from 2010 until August 2012 and as President and Chief Executive Officer from 2007 through August 2012. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly has been a Director of Lowe’s Companies, Inc. since November 2013, Brookfield Asset Management since May 2015, and ExxonMobil Corporation since May 2016.

Ms. Braly has a vast amount of leadership, consumer industry, and marketing experience. She also brings a significant amount of government experience, given her prior role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations efforts, among other areas.

Chair of the Governance & Public Responsibility Committee and member of the Audit Committee.

Kenneth I. Chenault (Ken) Director since 2008 Age 65

Mr. Chenault is Chairman and Chief Executive Officer of American Express Company (a global services, payments, and travel company), where he has served in various roles of increasing responsibility since joining the company in 1981. Mr. Chenault assumed his current responsibilities as Chairman and Chief Executive Officer in 2001. He has been a Director of International Business Machines Corporation since 1998.

Mr. Chenault has significant leadership, strategy, risk management, and financial experience. With more than 35 years of experience delivering products and services to consumers and businesses all across the world, he brings consumer and business insights, marketing and digital expertise, as well as a global perspective, to the Board.

Member of the Audit and Compensation & Leadership Development Committees.

Scott D. Cook Director since 2000 Age 64

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services company), which he co-founded in 1983. He served as President and Chief Executive Officer of Intuit from 1983 to 1994 and as Chairman of the Board of Intuit from 1993 through 1998. Mr. Cook served on the Board of eBay Inc. from 1998 to July 2015.

Mr. Cook has a wealth of leadership, technology, consumer industry, strategy, risk management and marketing experience that he brings to the Board. He also brings valuable innovation experience and insight to the Innovation & Technology Committee as well as the full Board.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

Terry J. Lundgren Director since 2013 Age 64

Mr. Lundgren is Chairman and Chief Executive Officer of Macy’s, Inc. (a national retailer), where he has served in various roles of increasing responsibility since joining Federated Department Stores in 1975. Mr. Lundgren held the title of President of Macy’s until April 2014. Mr. Lundgren assumed his current responsibilities as Chairman in 2004 and Chief Executive Officer in 2003 and has announced plans to step down as CEO in early 2017, but he will remain as Executive Chairman. He was a Director of Kraft Foods Group from 2012 to 2015.

Mr. Lundgren brings extensive leadership, strategy, and risk management experience to the Board. With over 35 years in the retail industry, he contributes his deep knowledge of the consumer industry and dynamic marketing practices, including digital marketing, to the Board.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

W. James McNerney, Jr. (Jim) Director since 2003 Age 67

Mr. McNerney is a Senior Advisor at Clayton, Dubilier & Rice, LLC (a private equity investment firm). He retired as Chairman of the Board of The Boeing Company (aerospace, commercial jetliners and military defense systems) in 2016. He was President of The Boeing Company from 2005 to December 2013, Chief Executive Officer from 2005 to June 2015, and Chairman of the Board from 2005 to 2016. From 2001 to 2005, Mr. McNerney was CEO of 3M Company (a global technology company). Prior to his appointment as CEO of 3M Company, Mr. McNerney was employed by General Electric for nearly twenty years, where he held positions of increasing importance. He has been a Director of International Business Machines Corporation since 2009.

Mr. McNerney brings a wealth of leadership, global, strategy, risk management, and technology experience to the Board. His extensive experience managing large, global manufacturing companies, as well as his insight into government affairs, enable him to advise the Board on a variety of strategic and business matters.

Lead Director, Chair of the Compensation & Leadership Development Committee, and member of the Governance & Public Responsibility Committee.

David S. Taylor Director since 2015 Age 58

Mr. Taylor is Chairman of the Board, President and Chief Executive Officer. Mr. Taylor has been President and CEO since November 2015 and was elected Chairman of the Board effective July 1, 2016. Mr. Taylor joined the Company in 1980 and, since that time, has held numerous positions of increasing responsibility in North America, Europe, and Asia in virtually all of the Company’s core businesses. Prior to his current role, Mr. Taylor was Group President-Global Health & Grooming (2013 to October 2015), Group President-Global Home Care (2007 to 2013), and President- Global Family Care (2005 to 2007). Mr. Taylor also played a key role in the design of the Company’s portfolio optimization strategy. Mr. Taylor served as a Director of TRW Automotive Corporation from 2010 until May 2015.

As a long-time employee and leader at the Company, Mr. Taylor brings vast global and business experience to the Board, as well as a deep knowledge of the Company. Mr. Taylor has significant leadership, strategy, risk management, consumer industry, marketing and international experience.

Margaret C. Whitman (Meg) Director since 2011 Age 60

Ms. Whitman is President and Chief Executive Officer of Hewlett Packard Enterprise (multinational information technology enterprise). She served as President and Chief Executive Officer for the Hewlett-Packard Company from 2011 through 2015, as well as Chairman of the Board from 2014 through 2015, and President and Chief Executive Officer of eBay Inc. from 1998 to 2008. Since November 2015, she has been a Director of Hewlett Packard Enterprise and Chairman of the Board of HP Inc. She served as a Director of Zipcar, Inc. from 2011 to March 2013. She also served as a Director of the Company from 2003 to 2008, having resigned in preparation for her 2010 California gubernatorial bid.

Ms. Whitman has extensive leadership, strategy, risk management and consumer industry experience. Her current and prior management roles also provide her with significant marketing, innovation and technology experience.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Patricia A. Woertz (Pat) Director since 2008 Age 63

Ms. Woertz is the Retired Chairman of the Board and former Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural processors of oilseeds, corn, wheat, etc.), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz stepped down as Chief Executive Officer of ADM in January 2015 and as Chairman in January 2016. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years and retired as EVP Global Downstream. She began her career as a certified public accountant with Ernst & Ernst. Ms. Woertz has been a Director of Royal Dutch Shell plc since June 2014 and 3M Company since February 2016.

Ms. Woertz has significant leadership, strategy and risk management experience. Having started her career as a CPA, and with a broad executive experience at Chevron and ADM, she also brings a significant amount of international, marketing, government relations, and finance experience.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

Ernesto Zedillo Director since 2001 Age 64

Dr. Zedillo served as President of Mexico from 1994 to 2000 and currently serves as Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He has been a Director of Alcoa, Inc. since 2002 and Citigroup, Inc. and Promotora de Informaciones S.A. since 2010. Dr. Zedillo was also a Director of Union Pacific Corporation from 2001 to 2006.

Dr. Zedillo’s prior service as President of Mexico provides him with significant government and leadership experience. His current role provides him with a wealth of international experience. He also has significant financial experience, having previously served on the Audit Committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at the Banco de Mexico.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

The Board’s Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board, or whether the roles should be separated. This approach allows the Board to utilize its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary. Accordingly, at some points in the Company’s history, the CEO and Chairman of the Board roles were held by the same person. At other times, the roles were held by different individuals. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company and best serve the interests of the Company’s shareholders.

In connection with notice of Mr. Lafley’s retirement as Executive Chairman of the Board in June, the Board re-evaluated its leadership structure. Upon recommendation of the G&PR Committee, the non-employee Directors of the Board concluded that it would be in the best interests of the Company and its shareholders to recombine the roles of Chairman of the Board and CEO, with Mr. Taylor, who currently serves as CEO, becoming Chairman of the Board and serving in this dual capacity. This action is consistent with the Company’s past practice of combining the CEO and Chairman roles after an appropriate transition period for an incoming CEO. When Mr. Taylor was elected President and CEO in November 2015, the Board opted to split the Chairman and CEO roles in order to provide continuity in leadership and strategic oversight and appointed Mr. Lafley, who was very experienced, as Executive Chairman, and Mr. Taylor as incoming President and CEO. Throughout the year, Mr. Taylor and Mr. Lafley worked collaboratively to provide Company and Board leadership during a period of major strategic transformation for the Company. As a result, the Board believes that Mr. Taylor, a strong leader, is now well-poised to serve in a combined Chairman and CEO role, and that this combined structure will provide unified leadership and focus on the Company’s strategy, business plans, and productivity efforts. The Board also recognized that the combined Chairman and CEO role has worked well in the past, and that introduction of a new third person in the leadership structure would not be in the best interests of the Company at this time.

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board, or when the Chairman of the Board is not independent, the independent Directors of the Board elect a Lead Director from among the independent Directors, for an annual term. The Lead Director role is a significant one, with responsibilities consistent with accepted best practices, including:

•	preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board;
•	lead regular executive sessions of the independent members of the Board;
•	approve meeting agendas for the Board and information sent to the Board;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	advise the Chairman of the Board and/or the Secretary regarding the agendas for the Board meetings;
•	call meetings of the non-employee and/or independent members of the Board, with appropriate notice;
•	advise the G&PR Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairpersons;
•	advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board;
•	advise the Chairman of the Board and Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-employee and/or independent members;
•

with the Chair of the Compensation & Leadership Development (“C&LD”) Committee, review with the Chief Executive Officer the non-employee members’ annual evaluation of the Chief Executive Officer’s performance;

•	serve as principal liaison between the non-employee and/or independent members, as a group, and the Chairman of the Board and Chief Executive Officer, as necessary;
•	serve when necessary and appropriate, after consultation with the Chairman of the Board and Chief Executive Officer, as the liaison between the Board and the Company’s shareholders; and
•	select an interim Lead Director to preside over meetings at which he or she cannot be present.

Mr. McNerney serves as the Board’s current Lead Director and has been annually re-elected to that role since August 14, 2007. Mr. McNerney has helped to lead the Board through executive leadership transitions, and currently as the Company undergoes a major strategic transformation. Mr. McNerney is a strong, independent Lead Director, who fulfilled each of these duties during the past year. As the former CEO and Chairman of the Board of The Boeing Company, and former CEO of 3M Company, he brings a wealth of diverse experiences and outside perspective to his role as Lead Director. In FY 2015-16, the independent Directors met 6 times in regularly scheduled executive sessions, without Messrs. Lafley and Taylor present. After each executive session, Messrs. Lafley and Taylor were advised on the Board’s discussions, including performance feedback.

In June 2016, in conjunction with the Board’s decision to recombine the Chairman and CEO roles, it considered Mr. McNerney’s strong and consistent independent leadership as another reason supporting its decision, and the non-employee Directors reappointed Mr. McNerney to serve as Lead Director for FY 2016-17. The Board is confident that Mr. Taylor, as Chairman and CEO, and Mr. McNerney, as Lead Director, will work well together, and that the appropriate balance of power will be maintained. The Board will continue to periodically evaluate the Company’s leadership structure.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Mr. Taylor, are independent under the New York Stock Exchange (“NYSE”) listing standards and the Independence Guidelines. All members of the Board’s Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology Committees are independent under the NYSE listing standards and Independence Guidelines, and all members of the Audit Committee are also compliant with the Securities and Exchange Commission’s (“SEC”) enhanced independence requirement for audit committee members.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Directors deemed independent by the Board.

Mr. Taylor is Chairman of the Board, President and CEO of the Company. As an employee of the Company, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Committees of the Board

To assist the Board in discharging its duties and to facilitate deeper penetration into certain key areas of oversight, the Board has established four standing committees. Each committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found at www.pginvestor.com.

The charter for each of these committees can be found in the corporate governance section of the Company’s website at www.pginvestor.com.

Audit Committee Meetings in 2015-16: 8 Current Members: Patricia A. Woertz (Chair) Frank S. Blake Angela F. Braly Kenneth I. Chenault Susan Desmond-Hellmann

The Audit Committee has the responsibilities set forth in its charter with respect to:

•     accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;

•     the quality and integrity of the Company’s financial statements;

•     the Company’s compliance with legal and regulatory requirements;

•     the Company’s overall risk management profile;

•     the independent registered public accounting firm’s qualifications and independence;

•     the performance of the Company’s internal audit function and the independent registered public accounting firm;

•     the performance of the Company’s ethics and compliance function; and

•     preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement.

At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CFO, Chief Legal Officer, chief audit executive, and representatives of Deloitte & Touche LLP.

Compensation & Leadership Development Committee Meetings in 2015-16: 7 Current Members: W. James McNerney, Jr. (Chair) Kenneth I. Chenault Scott D. Cook Terry J. Lundgren Margaret C. Whitman

The C&LD Committee has a charter, under which:

•     the Committee has full authority and responsibility for the Company’s overall compensation policies, including base pay, short- and long-term pay, retirement benefits, perquisites, severance arrangements, recoupment, stock ownership requirements, and stock option holding requirements, if any, and their specific application to principal officers elected by the Board and to members of the Board.

•     the Committee assists the Board in the leadership development and evaluation of principal officers and also has the responsibility to periodically review organizational diversity.

The CEO makes recommendations to the Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the Committee’s independent compensation consultant. All final decisions regarding compensation for principal officers are made by this Committee, and this Committee makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or this Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section found beginning on page 21 of this proxy statement. This Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Governance & Public Responsibility Committee Meetings in 2015-16: 8 Current Members: Angela F. Braly (Chair) Frank S. Blake W. James McNerney, Jr. Patricia A. Woertz Ernesto Zedillo

The Governance & Public Responsibility Committee has governance responsibilities set forth in its charter with respect to:

•     identifying individuals qualified to become members of the Board;

•     recommending when new members should be added to the Board and individuals to fill vacant Board positions;

•     recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election;

•     recommending Board committees and committee assignments;

•     periodically reviewing and recommending updates to the Corporate Governance Guidelines;

•     educating the Board and the Company in applicable governance laws and regulations;

•     assisting the Board and the Company in interpreting and applying the Corporate Governance Guidelines and other issues related to Board governance; and

•     evaluating the Board and its members.

The Committee also covers public responsibility topics, including:

•     overseeing the Company’s social investments and commitment to making a meaningful impact around the world, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living;

•     overseeing the Company’s commitment to, and efforts regarding, environmental sustainability;

•     overseeing the Company’s community and government relations;

•     overseeing the Company’s product quality and quality assurance systems;

•     overseeing protection of the Company’s corporate reputation; and

•     other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, shareholders, governments, local communities, and the general public).

Innovation & Technology Committee Meetings in 2015-16: 2 Current Members: Scott D. Cook (Chair) Susan Desmond-Hellmann Terry J. Lundgren Margaret C. Whitman Ernesto Zedillo

The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to:

•     reviewing and making recommendations to the Board on major strategies and other subjects relating to:

▪       the Company’s approach to technical and commercial innovation;

▪       the innovation and technology acquisition process to assure ongoing business growth; and

▪       measurement and tracking systems important to successful innovation.

The Board’s Oversight of Risk

The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans, and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee the Company’s strategic plans, the associated risks, and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board under the auspices of the Chairman of the Board and Lead Director, and further consideration and evaluation of certain risks at the committee level.

As part of its strategic risk management oversight, the full Board conducts a number of reviews throughout the year to ensure that the Company’s strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of the Company’s overall strategic plan, with updates throughout the year.
•	Direct discussions with the Chairman and CEO, in semi-executive sessions held at each Board meeting, about the state of the business.
•	Reviews of the strategic plans for the Company’s business sectors, including the risks associated with these strategic plans, at Board meetings during the year.
•

Reviews of other strategic focus areas for the Company, such as innovation and organizational management. The Board also has overall responsibility for leadership succession for the Company’s most senior officers, including the CEO, and reviews succession plans on an ongoing basis.

•

Annual review of the conclusions and recommendations generated by management’s robust enterprise risk management process. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each committee has full access to management, as well as the ability to engage independent advisors.

The Board’s C&LD Committee employs an independent compensation consultant, Frederic W. Cook & Co., Inc., who does not work for management and, among other tasks, reviews, and reports on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Frederic W. Cook & Co., Inc., please see the section entitled “Engagement of Independent Adviser” found on page 33 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Simultaneously, members of management performed a similar review of the Company’s other compensation programs. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company as a whole.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, the Short-Term Achievement Reward (“STAR”), provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance, internal collaboration, strategic strength, innovation, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance-vested stock (under the Performance Stock Plan). These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff vesting for stock options, five-year cliff vesting for restricted stock units, and a three-year performance period for performance-vested stock. The C&LD Committee also noted that the design of the Performance Stock Plan reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories, each of which is equally weighted: organic sales growth, core before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. Using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Each of the financial measures are defined and further explained on page 31 of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company has adopted several policies intended to mitigate inappropriate risk taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

Board Engagement and Attendance

Our Directors are active and engaged. Board agendas are set in advance by the Chairman of the Board and Lead Director, to ensure that appropriate subjects are covered and that there is sufficient time for discussion. Directors are provided with comprehensive materials in advance of Board and committee meetings and are expected to review these materials before each meeting, to ensure that time in Board and committee meetings is focused on active discussions versus lengthy presentations. During the fiscal year ended June 30, 2016, the Board held 8 meetings, and the committees of the Board collectively held 25 meetings, for a total of 33 meetings. Average attendance at these meetings by members of the Board during the past year exceeded 96%, and all Directors attended greater than 83% of the meetings of the Board and the committees on which they serve. The Board expects all of its members to attend the annual meeting of shareholders; all Directors, with the exception of Mr. Cook and Ms. Whitman, attended the October 13, 2015 annual meeting.

The non-employee members of the Board met 6 times during FY 2015-16 in executive session (without the presence of Messrs. Lafley or Taylor, or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management, the CEO transition, and the CEO’s performance.

Service on Other Public Boards

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. Under the Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee Directors may sit on no more than three additional outside public boards. All Directors are in compliance with this policy. This practice helps ensure that our Directors can give appropriate levels of time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board, the G&PR Committee considers whether the nominee will have adequate time to serve as a Director of the Company. Each Director demonstrates their strong engagement and high attendance, and has adequate time to devote to the affairs of the Company.

Code of Ethics

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing Purpose, Values and Principles, is made available to employees in 28 different languages and can be found on the Company’s website at www.pg.com.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available and, as appropriate, must take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction was initiated by the Company or the related person;
•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the transaction;
•	the approximate dollar value of the transaction, particularly as it involves the related person;
•	the related person’s interest in the transaction; and
•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transactions.

Jon R. Moeller, the Company’s Chief Financial Officer (“CFO”), is married to Lisa Sauer, a long-tenured employee of the Company who currently holds the position of Vice President, Product Supply, Global Home Products.

Her total compensation in the last year was approximately $1,137,000, consisting of salary, bonus, equity grants, and retirement and health benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance, and position within the Company. Prior to Mr. Moeller becoming CFO, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras, the Company’s Chief Legal Officer and Secretary, is married to John M. Majoras, one of approximately 800 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 25 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were less than 1% of their annual revenues. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company, but required the Company’s CEO to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship is not inconsistent with the best interests of the Company as a whole.

Mark Biegger, the Company’s Chief Human Resources Officer (“CHRO”), has a brother, Brian Biegger, who retired from the Company on December 31, 2015. Brian Biegger began his employment at the Company in 1983, well before Mark Biegger’s appointment as CHRO in 2012. At the time of his retirement, Brian was serving as an Associate Director—eBusiness, and his total compensation from July 1, 2015 through his retirement date on December 31, 2015 was approximately $150,000, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation was consistent with the Company’s overall compensation principles based on his years of experience, performance, and positions within the Company. The Committee determined that Brian had a direct material interest in his annual compensation but approved this transaction because it was not inconsistent with the best interests of the Company as a whole, and appropriate controls were in place to avoid any potential conflicts of interest.

W. James McNerney, Jr. the Company’s Lead Director, has a brother, Rick McNerney, who is employed by Audience Science, Inc. (“ASI”), a digital media company. ASI is a Company vendor and also has a business partnership and development agreement with the Company. Rick McNerney was hired by ASI as Director of Enterprise Solutions in December 2014, well after the Company’s relationship with ASI was established. In that role, Rick McNerney does not work on P&G business. The Committee determined that Rick, as an employee of ASI, may have an indirect interest in ASI’s relationship with the Company given the size of the Company’s relationship with ASI, but approved the continuation of the Company’s relationship with ASI because it is in the best interest of the Company as a whole, and appropriate controls are in place to avoid any potential conflicts of interest.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation & Leadership Development Committee during FY 2015-16 were independent directors and none were employees or former employees of the Company. The Company had a Related Person Transaction in connection with Mr. McNerney, as set forth in the preceding section of this proxy statement. There are no Compensation Committee interlocks between the Company and any other entities in which one of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

Director Nominations for Inclusion in the 2017 Proxy Statement

In 2016, our Board amended the Company’s Code of Regulations to permit a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding Common Stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described below.

Any such notice and nomination materials must be received at the address below not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the one-year anniversary of the 2016 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2017 annual meeting must provide such notice no earlier than May 14, 2017 and no later than June 13, 2017. Any such notice and accompanying nomination materials must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com.

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2016, no such engagement existed, and no funds were paid to outside parties in connection with the identification of nominees. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees.

Pursuant to the Company’s Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders is required to give written notice to the Secretary of the Company of his or her intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the one-year anniversary of the 2016 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2017 annual meeting must provide such notice no earlier than February 13, 2017, and no later than May 24, 2017.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

Where to Send all Director Nominations and Recommendations:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

Availability of Corporate Governance Documents

In addition to their availability on the Company’s website at www.pg.com, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

The objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the size-adjusted median of the Peer Group. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs or unrestricted stock. Consistent with the practice of the past several years, the Company did not grant any stock options to Directors in FY 2015-16. Non-employee members of the Board receive the following compensation:

•

a grant of RSUs following election to the Board at the Company’s October 13, 2015 annual meeting of shareholders, with a grant date fair value of $175,000. These units are forfeited if the Director resigns during the year, do not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	an annual retainer fee of $110,000 paid in quarterly increments; and

•

an additional annual retainer paid to the Lead Director and Chair of each committee as follows: Lead Director, $30,000; Chair of the Audit Committee, $25,000; Chair of the C&LD Committee, $20,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $15,000.

At its June 14, 2016 meeting, the Board of Directors, upon the recommendation of the C&LD Committee, agreed to maintain the current Director compensation package for the upcoming fiscal year.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual cash retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2015-16. Directors who are employees of the Company receive no compensation for their service as Directors.

Director Compensation Table
	Fees
Name	Annual Retainer ($)	Committee Chair & Lead Director Fees ($)	Total Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Francis S. Blake	110,000	—	110,000	175,000	0	285,000
Angela F. Braly	110,000	11,250	121,250	175,000	0	296,250
Kenneth I. Chenault	110,000	—	110,000	175,000	0	285,000
Scott D. Cook	110,000	15,000	125,000	175,000	0	300,000
Susan Desmond-Hellmann	110,000	—	110,000	175,000	0	285,000
Terry J. Lundgren	110,000	—	110,000	175,000	0	285,000
W. James McNerney, Jr.	110,000	50,000	160,000	175,000	0	335,000
Margaret C. Whitman	110,000	—	110,000	175,000	0	285,000
Mary Agnes Wilderotter	31,479	—	31,479	—	0	31,479
Patricia A. Woertz	110,000	25,000	135,000	175,000	0	310,000
Ernesto Zedillo	110,000	3,750	113,750	175,000	0	288,750

1 Director fees are paid quarterly. Each director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately), or a combination of the three. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. The RSUs are ultimately deliverable in shares. Ms. Wilderotter retired from the Board at the end of her term on October 13, 2015, and her retainer was prorated accordingly. Mr. Blake elected to take $105,000 of his fees in unrestricted stock, which had a grant date fair value of $105,040. Ms. Braly received $3,750 of her fees in cash. She also took $112,500 of her fees in RSUs, which had a grant date fair value of $112,612. Mr. Cook elected to take $120,000 of his fees in unrestricted stock, which had a grant date fair value of $120,123. Mr. McNerney elected to take $155,000 of his fees in unrestricted stock, which had a grant date fair value of $155,129. Messrs. Chenault and Lundgren elected to take $105,000 of their fees in RSUs, which had a grant date fair value of $105,040. Dr. Zedillo took $86,250 of his fees in cash. He also elected to take $27,500 of his fees in RSUs, which had a grant date fair value of $27,548. The remaining Directors took their fees in cash.

2 Each year, upon election at the Company’s annual meeting of shareholders, every Director is awarded a grant of RSUs with a grant date fair value of $175,000. These RSUs vest after one year as long as the Director remains on the Board. Each Director has 2,422 RSUs outstanding (representing the grant on October 13, 2015 and subsequent dividend equivalents). In addition, the following Directors have shares of retirement restricted stock outstanding as of June 30, 2016: Ms. Braly (4,992 shares); Mr. Cook (9,948 shares); Mr. Lundgren (1,265 shares); and Dr. Zedillo (3,883 shares). Also, Mr. Cook and Dr. Zedillo each have 3,760 option awards outstanding.

3 For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs, although no Director brought a guest to any Board meeting in FY 2015-16. Directors and their guests are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director and $300,000 for a guest). The incremental cost to the Company for this benefit is $2,980. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. No payments were made during FY 2015-16. This program was discontinued for any new Director effective July 1, 2003. In FY 2015-16, the Company made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. These donations were also funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. As employee Directors, Messrs. Taylor and Lafley did not receive a retainer, fees, or a stock award.

Report of the Compensation & Leadership Development Committee

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

W. James McNerney, Jr., Chair

Kenneth I. Chenault

Scott D. Cook

Terry J. Lundgren

Margaret C. Whitman

August 9, 2016

Introduction

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2015-16: David Taylor, President and Chief Executive Officer; A.G. Lafley, Executive Chairman of the Board; Jon R. Moeller, Chief Financial Officer; Steven D. Bishop, Group President—Global Health Care; Giovanni Ciserani, Group President—Global Fabric and Home Care and Global Baby and Feminine Care; Patrice Louvet, Group President—Global Beauty; and Martin Riant, Group President and Advisor to the Chief Executive. Messrs. Lafley and Riant retired from the Company on June 30, 2016.

Leadership Change

The Board elected Mr. Taylor as President and Chief Executive Officer and Mr. Lafley as Executive Chairman, both effective November 1, 2015. On June 30, 2016, Mr. Lafley retired from the Company. In connection with Mr. Lafley’s retirement, the Board appointed Mr. Taylor Chairman of the Board, in addition to his role as President and CEO, effective July 1, 2016. There were no changes to Mr. Taylor’s compensation in conjunction with his July 1 appointment.

FY 2015-16 Results—Key Compensation Measures

The Company’s focus for FY 2015-16 was on the execution of four key strategic priorities: strengthen and simplify the portfolio, drive cost and cash productivity, accelerate top line growth via innovation and strengthened business models, and improve the organization and culture.

Key Compensation Measures	Original FY 2015-16 Targets[1]	FY 2015-16 Actuals[2]

Organic Sales Growth[3]	In-Line to Up Low Single Digits	1%

Core EPS Growth[3]	Down Slightly to Up Mid-Single Digits	-2%

Adjusted Free Cash Flow Productivity[3]	≥ 90%	115%

1 The targets above reflect the original FY 2015-16 financial guidance provided by the Company on July 30, 2015. This guidance was subsequently revised during the fiscal year, primarily due to unusually high impacts from foreign exchange rates; however, as further detailed on pages 26-27, the original guidance numbers for Organic Sales Growth and Core EPS Growth were used to establish the STAR targets for the Company Performance Factor.

2 FY 2015-16 actuals for Core EPS Growth and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed on pages 29-31.

3 Please see Exhibit A for a reconciliation of non-GAAP measures, including Organic Sales Growth, Core EPS Growth, and Adjusted Free Cash Flow Productivity.

Organic Sales Growth was 1%. This was just below the midpoint of the original target range primarily due to continued challenges in China and soft market shares in some country category combinations. Core EPS Growth of -2% was at the low end of the original target range primarily due to the negative impact of foreign exchange (-9% or -$1.0 billion).

The Company took two important steps to address the foreign exchange challenges. First, where feasible, the Company increased prices. Second, the Company accelerated work on savings across all elements of cost: cost of goods sold, non-manufacturing overhead, and marketing. The Company delivered $1.6 billion in cost of goods savings, spanning materials, manufacturing, and logistics. This savings exceeded the target annual run rate by $400 million.

The Company continued to accelerate overhead reduction. In February 2012, we announced a targeted 10% reduction of non-manufacturing enrollment by June 2016. As of June 30, 2016, we reduced roles by 24%, almost 2.5 times the original objective.

Adjusted Free Cash Flow Productivity was 115%, ahead of target. These cash results enabled over $7 billion in dividends and $4 billion in share repurchase. For the fiscal year, the Company effectively returned nearly $16 billion to shareholders, including the shares received from the Duracell transaction.

Including the Company’s previously announced agreement to merge 41 Beauty brands with Coty, Inc., the Company has substantially completed plans for the strategic portfolio reshaping announced in August 2014. By the close of the Coty transaction, which is expected to occur in October 2016, the Company will have focused its portfolio on 10 categories and 65 brands (from 16 categories and 165 brands).

CEO Compensation for FY 2015-16

The Chief Executive Officer’s compensation is determined by the C&LD Committee with objective input from the C&LD Committee’s independent compensation consultant, Frederic W. Cook & Co. The C&LD Committee reviews and considers the following when making compensation decisions for the Chief Executive Officer:

•	benchmarked data and compensation opportunities for chief executive officers in the Peer Group (defined beginning on page 25);

•	Company financial results and total shareholder returns;

•	executive leadership development;

•	personal contributions, experience, and leadership; and

•	the total compensation package, including previously awarded compensation and the cost to the Company of all retirement programs, benefits, and executive benefits.

FY 2015-16 CEO Compensation Highlights

Mr. Taylor became Chief Executive Officer on November 1, 2015. At that time the C&LD Committee established a competitive pay package based on total compensation opportunities for CEOs in the Peer Group. At the same time, the Committee modified Mr. Lafley’s compensation opportunities to reflect his new role as Executive Chairman. These decisions are described below.

•	Salary. Mr. Taylor’s base salary was established at $1,600,000. The Committee adjusted Mr. Lafley’s base salary from $2,000,000 to $1,250,000.

•

STAR Annual Bonus Program. Upon his appointment as CEO, Mr. Taylor’s Short-Term Achievement Reward (STAR) target was set at 200% of salary. Because his promotion to CEO was effective during the fiscal year, however, his award target was prorated to 174% of salary. His STAR payout was $2,482,771, which is approximately 89% of target based on the one-year Company results as described above. Mr. Lafley’s STAR target was adjusted from 250% to 150% of salary. This award target was prorated to 184% of salary. His STAR payout was $2,051,040, which is also approximately 89% of target based on the one-year Company results.

•

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $11,000,000 for Mr. Taylor and adjusted Mr. Lafley’s long-term incentive award from $12,000,000 to $6,000,000 based on his change in role from CEO to Executive Chairman. These awards are comprised of equity grants made under the Key Manager Program and the Performance Stock Plan (“PSP”). Approximately 50% of the total long-term incentive value is in the PSP, with payout for the FY 2015-16 grant to be made in August 2018 and based on achievement of the four performance goals described on page 31. The Key Manager Stock Grant is composed of a mix of stock options and RSUs as determined by the C&LD Committee. For Mr. Taylor the mix in the Key Manager Program was 50% stock options and 50% RSUs, while Mr. Lafley received 100% RSUs.

Executive Compensation Practices

Our executive compensation practices support good governance and mitigate excessive risk-taking.

What We Do:

Significant share ownership and share holding requirements are in place for senior executives.

Multiple performance metrics under STAR and PSP discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company.

Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

Double Trigger. Time-based equity awards do not vest solely on account of a change-in-control (requires a qualifying termination following a change-in-control).

Engagement of an Independent Advisor. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason. Additionally, the stock plan allows recovery of proceeds from stock transactions if a participant violates certain plan provisions.

What We Do Not Do:

No employment contracts with executives containing special severance payments such as golden parachutes.

No special executive retirement programs and no severance programs that are specific to executive officers.

No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

No excessive perquisites for executives.

No hedging or engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, and other derivative transactions.

No re-pricing or backdating stock options.

Say on Pay Advisory Vote Outcome

In October 2015, shareholders approved the Company’s Say on Pay proposal, with 91.96% of votes cast in favor of the compensation paid to the NEOs. The Company considers this vote a positive endorsement of its executive compensation practices and decisions. The shareholders’ overwhelming support of the Company’s executive compensation program is one factor that contributed to the C&LD Committee’s decision not to make significant changes to the Company’s current executive compensation programs, principles, and policies. In addition, the Company routinely engages with investors to understand their issues and perspectives on the Company, including executive compensation practices. The C&LD Committee will continue to consider results from the annual shareholder advisory votes, including the next vote on October 11, 2016, as well as other shareholder input, when reviewing executive compensation programs, principles, and policies.

We design compensation programs to motivate executives to achieve the Company’s fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent long-term basis. As such, we encourage shareholders to support the Company’s advisory Say on Pay resolution, which can be found on page 60 of this proxy statement.

Our Compensation Objectives

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. To accomplish this goal, the C&LD Committee designs executive compensation programs that:

•

Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while discouraging excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others.

•	Pay Competitively by setting target compensation opportunities to be competitive with other multinational corporations of similar size, value, and complexity.

•

Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Emphasizing Pay for Performance

Our executive compensation program consists of four key components: salary, STAR, and two long-term incentive equity programs — PSP and the Key Manager Stock Grant. For FY 2015-16, these four components constituted approximately 89% on average of each NEO’s total compensation. The remaining 11% consisted of retirement, expatriate expenses, and other benefits.

We design our programs so that NEO compensation varies by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). We believe that such variation is necessary to: (1) strike the appropriate balance between short- and long-term business goals; (2) encourage appropriate behaviors and discourage excessive risk-taking; and (3) align the interests of the Company’s executives with our shareholders.

While salary is considered fixed, salary progression over time is based on individual performance. The remaining compensation components vary based on the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. This mix of components is designed to incent both individual accountability and collaboration to build long-term shareholder value. The charts below show the average mix of the four key components of FY 2015-16 NEO compensation by type, length, and form.

Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded. Over the previous ten years, the average STAR payout for NEOs ranged from a low of 67% of target to a high of 143% of target. Since the inception of PSP in 2010, the program has delivered payouts from a low of 20% of target to a high of 36% of target. For the current year, the average STAR payout for the NEOs was 95% of target, while the current PSP payout for the three years ending June 30, 2016 was 36% of target. Payouts under these programs were based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that underlies our compensation programs.

Paying Competitively

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers (“Peer Group”), based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar jobs at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. The C&LD Committee makes appropriate adjustments for differences in revenue size within the Peer Group. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue and market capitalization compared to our Peer Group.

The Peer Group is objectively determined and consists of global companies that generally meet the following criteria:

•	have revenue comparable to the Company ($76 billion in FY 2014-15) and/or market capitalization comparable to the Company (approximately $217 billion as of December 2015);

▪     Peer Group revenues range from $17 billion to $484 billion with a median of $71 billion; and

▪     Peer Group market capitalization ranges from $21 billion to $446 billion with a median of $147 billion.

•	compete with the Company in the marketplace for business and investment capital;

•	compete with the Company for executive talent; and

•

have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to assure continuity from year to year. For FY 2015-16, the committee made several adjustments to select companies that more closely meet the criteria listed above. The Committee removed ConocoPhillips, DuPont, and Target, and added Microsoft and Nike. The Peer Group now consists of the following companies:

3M	Colgate-Palmolive	Home Depot	Merck	Pfizer
AT&T	ExxonMobil	IBM	Microsoft	United Technologies
Boeing	Ford Motor Co.	Johnson & Johnson	Mondelez	Verizon Communications
Chevron	General Electric	Kimberly-Clark	Nike	Wal-Mart Stores
Coca-Cola	HP Inc.	Lockheed Martin	PepsiCo

While the target total compensation for our NEOs is set considering the size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on the NEO’s experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Focus on Long-Term Success

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Stock Option Exercise Holding Requirement.

The Executive Share Ownership Program requires the CEO to own shares of Company stock and/or RSUs (including granted Performance Stock Units (“PSUs”)) valued at a minimum of eight times salary. Mr. Taylor currently holds approximately 11 times salary. All other NEOs must own stock and/or RSUs (including granted PSUs) valued at a minimum of four or five times salary, depending on the NEO’s role. The C&LD Committee annually reviews these holdings, and in 2016 each NEO exceeded these requirements.

The Share Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU or PSU settlements. The share holding requirement applies when an executive, including an NEO, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises, RSUs, and PSUs for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to incentive plan awards that executives elect to take as stock options instead of cash or unrestricted stock.

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. We collect and analyze data from the Peer Group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position within our Peer Group, adjusted for size using a regression analysis of Peer Group revenues, to set a salary range mid-point and a target for STAR, as a percentage of salary (“STAR target”).

Salary

Mr. Taylor’s annualized salary was set at $1,600,000 upon his election to CEO, effective November 1, 2015. In conjunction with this appointment, Mr. Lafley was elected Executive Chairman of the Board, and his salary was adjusted from $2,000,000 to $1,250,000. The salary for Mr. Moeller this year was increased from $850,000 to $950,000 reflecting his continued performance and leadership as CFO during the Company’s ongoing transformation. The C&LD Committee also approved a 6.3% increase to bring Mr. Ciserani’s salary to $850,000, and a 5% increase to bring Mr. Bishop’s salary to $810,000. These adjustments were made in recognition of their individual performance and market movement. Mr. Louvet’s salary was $725,000 as of July 1, 2015, and remained unchanged. Mr. Riant’s salary remained at $960,000.

STAR Annual Bonus

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results, but also includes a component that measures the performance of the Company as a whole. STAR awards are generally paid in cash, but executives can also elect to receive their awards in stock options or deferred compensation.

STAR awards are calculated using the following formula:

The basis for each element of STAR is:

•	STAR Target. The C&LD Committee sets STAR targets as a percentage of salary for NEOs, using annual bonus benchmarks for similar positions in our Peer Group.

•

Business Unit Performance Factor. The CEO, CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors for each business unit, based on a retrospective assessment of the performance of each of the 22 business units against seven metrics: operating TSR, organic sales growth, operating profit growth, adjusted free cash flow productivity, market share, productivity, and internal controls. This assessment is compared to each business unit’s role in the portfolio, reflecting the different industries in which the Company’s businesses compete and their growth potential. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 53% and 167%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of all the global business units (“GBU”) and selling and market operations (“SMO”) Business Unit Performance Factors in order to align all organizations with the seven metrics.

The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

•

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Company Performance Factor to encourage a balanced focus on both top-line and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external guidance provided at the beginning of the fiscal year, and the Core EPS target includes the expected impact of our share repurchase program. The Committee establishes performance levels and a payout matrix that determine a Company Performance Factor between a minimum of 70% and a maximum of 130%.

•

Transformation Factor. The C&LD Committee introduced a new P&G Transformation Factor for application to the STAR program beginning in FY 2015-16 to recognize the need for the entire leadership team to support multiple initiatives in several major areas. The STAR Committee recommends a Transformation Factor based on a retrospective assessment of the established transformation initiatives in the areas of Portfolio Execution, Commercial and Organization Design Changes, Supply Chain Reinvention, and Information Security Compliance activities. The C&LD Committee then determines an appropriate Transformation Factor in the range of 70% to 130%. This factor will continue into FY 2016-17 and is then expected to be discontinued.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

FY 2015-16 STAR Annual Bonus

Mr. Taylor’s STAR target was established at 200% of salary but was adjusted to 174% reflecting his mid-year election to CEO. The STAR target for Mr. Lafley was decreased from 250% to 150% in conjunction with his election as Executive Chair of the Board. His target was prorated to 184% reflecting the time he spent in each role during the fiscal year. The STAR targets for Messrs. Moeller, Ciserani, Louvet, and Riant are 120% of salary. The STAR target for Mr. Bishop is 100% of salary.

At the beginning of FY 2015-16, the C&LD Committee established Organic Sales Growth and Core EPS Growth targets of 1.5% for both measures, to be used to compute the FY 2015-16 Company Performance Factor, and established a payout matrix that would generate a Company Performance Factor between 70% and 130% depending on the actual Organic Sales and Core EPS Growth achieved. Both Organic Sales Growth and Core EPS Growth were below target at 1% and -2%, respectively, resulting in a Total Company Performance Factor of 70%.

The Committee also established FY 2015-16 goals for the new Transformation Factor. Because all goals were achieved at or above target, the Transformation Factor was established at 130%.

The C&LD Committee then reviewed the recommendations provided for the 22 different Business Unit Performance Factors and, after considering the performance of the total Company, the Transformation Factor, and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2015-16 STAR Awards
NEO	STAR Target ($)	Business Unit Performance Factor (%)	Total Company Performance Factor (%)	Transformation Factor (%)	STAR Award ($)
David Taylor	2,784,000	98	70	130	2,482,771
A.G. Lafley	2,300,000	98	70	130	2,051,140
Jon R. Moeller	1,140,000	98	70	130	1,016,652
Steven D. Bishop	810,000	119	70	130	873,464
Giovanni Ciserani	1,020,000	113	70	130	1,044,225
Patrice Louvet	870,000	105	70	130	827,327
Martin Riant	1,152,000	98	70	130	1,027,354

In keeping with good governance practices, the C&LD Committee used the weighted average Business Unit Factor, the Company Performance Factor, and Transformation Factor to determine the awards for the NEO members of the STAR Committee (CEO, CFO) and the Executive Chair. This resulted in an award of $2,482,771 for Mr. Taylor, $2,051,140 for Mr. Lafley, and $1,016,652 for Mr. Moeller.

The STAR awards recommended to the C&LD Committee for Messrs. Bishop, Ciserani, Louvet, and Riant were computed using the formula described on page 26 of this proxy.

For Mr. Bishop, 75% of his Business Unit Performance Factor was based on the Oral Care business that he directly manages, while the remainder of the factor was based on the weighted average of the Oral Care and Personal Health Care businesses. Based on above-target results in these businesses, Mr. Bishop’s Business Unit Performance Factor was 119%.

Half of Mr. Ciserani’s Business Unit Performance Factor was based on Fabric Care business results, and the remainder of the factor was based on the weighted average of the Fabric and Home Care businesses. Based on the above-target results in these businesses, Mr. Ciserani’s Business Unit Performance Factor was 113%.

Half of Mr. Louvet’s Business Unit Performance Factor was based on the weighted average of the Salon Professional, Prestige Fragrances, and Cosmetics businesses, and the remainder was based on the weighted average of all Beauty businesses. Based on a combination of above-target results in the Salon Professional, Prestige Fragrances, and Cosmetics businesses, and below-target results in the balance of the Beauty businesses, Mr. Louvet’s Business Unit Performance Factor was 105%.

Mr. Riant’s Business Unit Performance Factor was based on the average of all business units, consistent with his role as Group President and Advisor to the CEO.

Long-Term Incentive Programs

The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: the PSP and the Key Manager Stock Grant.

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term compensation of comparable positions in the Peer Group, regressed for revenue size.

The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO, including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below the benchmarked target.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. Approximately half of each NEO’s annual long-term compensation is allocated to PSP via an Initial PSU Grant (“Initial PSU Grant”) (as defined below). The other half is a Key Manager Stock Grant. The final grant date fair value of the awards may not reflect the 50/50 split between PSP and the Key Manager Stock Grant due to the final accounting valuations for stock awards (PSUs and RSUs) versus stock options.

Performance Stock Program

The PSP aligns the interests of the NEOs with shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to participants. The number of PSUs that vest at the end of the performance period will depend on Company results over the three-year period.

The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”): Organic Sales Growth, Core Before-Tax Operating Profit Growth, Core EPS Growth, and Adjusted Free Cash Flow Productivity. The Core EPS growth target for year one of the PSP program is typically linked to the external guidance provided at the beginning of the fiscal year. The Core EPS targets for years two and three are based on our longer term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in each category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. Using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to ensure a final payment under the program. At the end of each three-year performance period, the C&LD Committee multiplies the average of the four Performance Factors by the Initial PSU Grant to determine the vested PSUs. The formula is as follows:

PSUs vest at the earliest of the end of the three-year performance period or when the individual becomes retirement eligible, provided the NEO was an employee on June 30 following the grant date of the PSUs. Participants may elect to defer receipt of the shares of Common Stock by choosing to instead receive RSUs.

Key Manager Stock Grant

The Key Manager Stock Grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their grants in RSUs or stock options, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options are not exercisable (do not vest) until three years from the date of grant and expire ten years from the date of grant, or earlier as related to certain termination events. RSUs vest and are delivered in shares of Common Stock five years from the date of grant. In addition, NEOs must be employed on the June 30 following the grant date in order to retain the awards, even if they are retirement eligible. These awards focus executives on the long-term success of the Company, and the vesting restrictions enhance retention because employees who voluntarily resign from the Company during the specified vesting periods forfeit their grants.

FY 2015-16 Long-Term Incentive Grants

The following long-term incentive grants were made in FY 2015-16. Award amounts approved by the C&LD Committee vary from the grant date fair value shown in the table based on the grant date valuation factors as well as the stock option and RSU mix chosen by each NEO. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2015-16 Long-Term Incentive Grants
	PSP Grant		Key Manager Stock Grant			Total
NEO	PSUs (#)	Grant Date Fair Value ($)	Options (#)	RSUs (#)	Grant Date Fair Value ($)	Grant Date Fair Value ($)
David Taylor	76,113	5,557,446	205,095	41,019	4,554,794	10,112,240
A.G. Lafley	41,517	3,031,394	0	44,748	3,066,469	6,097,863
Jon R. Moeller	37,241	2,719,179	150,393	10,027	1,965,873	4,685,052
Steven D. Bishop	20,426	1,491,419	54,802	10,961	1,217,096	2,708,515
Giovanni Ciserani	29,020	2,118,916	156,932	0	1,334,347	3,453,263
Patrice Louvet	20,800	1,518,727	56,047	11,210	1,244,744	2,763,471
Martin Riant	26,280	1,918,853	141,986	0	1,207,266	3,126,119

The C&LD Committee approved $11,000,000 in long-term incentive value when Mr. Taylor was elected CEO. At the same time, the Committee approved $6,000,000 in total long-term incentive value for Mr. Lafley in association with his new role as Executive Chairman. When setting Mr. Taylor’s and Mr. Lafley’s total compensation opportunity, the C&LD Committee considered their respective considerable experience and leadership in driving portfolio simplification, as well as the relative size and value of the Company within the Peer Group. The C&LD Committee approved an increase to Mr. Moeller’s total long-term incentive award to $5,379,700 which is slightly above the median long-term compensation opportunity of other CFOs in the Peer Group for companies of similar size. This increase reflects Mr. Moeller’s performance as CFO, a scope of responsibilities that exceeds average Peer Group CFOs, his experience in role, and his contributions to Company results.

The C&LD determined a long-term incentive award of $4,201,200 for Mr. Ciserani, reflecting his increased scope of responsibility for the Baby and Feminine Care businesses. Mr. Bishop received an award of $2,945,600, and Mr. Louvet received an award of $3,006,000, which is modestly above market midpoint for their job scopes, reflecting their experience and business results. Mr. Riant received the same award as last year at $3,802,800.

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2015-16, the C&LD Committee set the PSP Performance Factors listed below. The delivery of results against these factors will determine the ultimate payout for this portion of compensation.

PSP Goals for Performance Period July 1, 2015-June 30, 2018
Organic Sales Growth[1]		Core Before-Tax Operating Profit[2]		Core EPS [3]		Adjusted Free Cash Flow Productivity[4]
Percentile Rank in Peer Group	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor
80th	200%	≥ 8.3	200%	≥ 7.2	200%	≥ 115	200%
70th	167%	7.3	167%	6.2	167%	107	167%
60th	133%	6.3	133%	5.2	133%	98	133%
Target 50th	100%	Target 5.3	100%	Target 4.2	100%	Target 90	100%
40th	67%	4.3	67%	3.2	67%	82	67%
30th	33%	3.3	33%	2.2	33%	73	33%
≤20th	0%	≤ 2.3	0%	≤ 1.2	0%	≤ 65	0%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures, foreign exchange and (as appropriate) certain other items from year-over-year comparisons, and will be based on the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies.

2 Core Before-Tax Operating Profit will be based on the 3-year compound annual growth rate, adjusted for certain items that are not deemed to be part of the Company’s sustainable results.

3 Core EPS Growth is a measure of the Company’s diluted net earnings per share from continuing operations growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate.

4 Adjusted Free Cash Flow Productivity achieved will be based on the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the sum of Capital Expenditures divided by the sum of the Net Earnings excluding (as appropriate) certain charges.

Looking Back: Realized Pay for PSP Performance Period July 1, 2013-June 30, 2016

In addition to setting the Performance Goals for the next three years, the C&LD Committee reviewed the results for the Performance Period (July 1, 2013 to June 30, 2016). The C&LD Committee reviewed these results against the goals established at the beginning of the Performance Period to determine the realized pay for each NEO.

PSP Performance for July 1, 2013-June 30, 2016
Performance Factor	Target	Actual	Payout
Organic Sales Growth Percentile Rank in Peer Group[1]	57th	12th	0%
Core Before-Tax Operating Profit Growth[2]	6.0%	-0.6%	0%
Core EPS Growth[3]	7.0%	0.2%	0%
Adjusted Free Cash Flow Productivity[4]	90%	101%	144%
PSP Payout (Average of Performance Factors)			36%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of Venezuelan deconsolidation, acquisitions, divestitures and foreign exchange from year-over-year comparisons, and is based on the percentile rank within a peer group of directly competitive consumer product companies of the 3-year compound annual growth rate.

2 Core Before-Tax Operating Profit Growth is based on the 3-year compound annual growth rate of Before-Tax Operating Profit Growth, adjusted for incremental restructuring, Venezuelan charges and balance sheet adjustments, and charges for certain European legal matters.

3 Core EPS Growth is a measure, based on the 3-year compound annual growth rate, of the Company’s diluted net earnings per share from continuing operations growth, adjusted for incremental restructuring, Venezuelan charges and balance sheet adjustment, and charges for certain European legal matters.

4 Adjusted Free Cash Flow Productivity achieved is based on the 3-year sum of Operating Cash Flow excluding certain divestiture impacts less the sum of Capital Expenditures divided by the sum of the Net Earnings excluding impairment charges and divestiture gain on the Batteries business and the Venezuelan deconsolidation charge.

Based on results delivered, the NEOs received PSP payouts at 36% of target, which resulted in the following PSU awards for each NEO.

1 The value of PSUs at target and awarded was calculated by multiplying the number of PSUs by the Company stock price as of June 30, 2016. These PSUs will deliver in shares of Common Stock or RSUs (as elected by the participants) in August 2016.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. No special equity award was granted to any NEOs in FY 2015-16.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in PST (including the NEOs) do not receive their full contribution due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under PST and what would have otherwise been contributed under PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly their PST Restoration RSUs become non-forfeitable after five years of service.

In addition, some individuals who should participate in the PST are ineligible due to their work location (including Mr. Ciserani). As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“IRA”). Messrs. Ciserani, Louvet, and Riant participate in this program.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 1%) of total compensation for the NEOs during FY 2015-16.

Benefits that safeguard senior executives, such as home security systems, secured workplace parking, and an annual physical health examination, are available to NEOs, as needed. While Company aircraft are generally used for Company business only, for security reasons the Chief Executive Officer is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouses/guests may join flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to the NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. We also reimburse NEOs for the cost of some tax preparation and financial counseling to minimize distractions, keep NEOs’ attention focused on Company business, and assure accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000). Also, to further increase executive efficiency, we provide limited local transportation within Cincinnati. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to its executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual salary, calculated based on years of service. As part of the redesign of certain executive roles in the Company, Mr. Riant received a separation allowance equal to one times salary upon his retirement from the Company.

Other Key Compensation Program Features

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

Engagement of Independent Adviser

The C&LD Committee renewed its agreement with Frederic W. Cook & Co., to advise it on various compensation matters, including Peer Group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. Prior to the renewal, the C&LD Committee evaluated the independence of Frederic W. Cook & Co., taking into account any relationships with the Company’s directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Frederic W. Cook & Co. is an independent advisor. Under the terms of its agreement with the C&LD Committee, Frederic W. Cook & Co. is prohibited from doing any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Frederic W. Cook & Co. The C&LD Committee generally meets with its independent compensation consultant in an Executive Session at regularly scheduled C&LD Committee meetings.

Company management uses a separate compensation consultant, Meridian Compensation Partners, LLC, to provide compensation advice, competitive survey analysis, and other benchmark information related to trends and competitive practices in executive compensation.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Governing Plans, Timing, Pricing, and Vesting of Stock-Based Grants

All grants of stock options, PSUs, and/or RSUs made to employees and non-employee directors after October 14, 2014, are made under The Procter & Gamble 2014 Stock and Incentive Compensation Plan (as amended) (“2014 Plan”). The 2014 Plan was approved by Company shareholders at the October 14, 2014 annual shareholder meeting. Previous grants were made under The Procter & Gamble 1992 Stock Plan, The Procter & Gamble 1993 Non-Employee Directors’ Stock Plan, The Procter & Gamble Future Shares Plan, The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (“2001 Plan”), The Procter & Gamble 2003 Non-Employee Directors’ Plan, The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), The Gillette Company 2004 Long-Term Incentive Plan (“2004 Gillette Plan”), and the 2013 Non-Employee Directors’ Plan. The 1992, 1993, 2001, 2003, 2009, 2013, and 2014 Plans were approved by Company shareholders. The 2004 Gillette Plan was approved by Gillette shareholders and adopted by the Company in 2005 as part of its merger with The Gillette Company.

The 2014 Plan contains a vesting provision commonly known as a “double trigger,” which limits accelerated vesting in the event of a change in control. Time-based awards assumed as part of a change in control would only vest for involuntary terminations of employment for reasons other than cause and for terminations of employment for good reason. Performance awards not assumed as part of a change in control would be paid at the target level.

With the exception of any special equity awards discussed on page 32 of this proxy statement, the Company grants stock, PSUs, RSUs, and stock options on dates that are consistent from year to year. If the C&LD Committee changes a grant date, it is done in advance and only after careful review and discussion. The pre-established grant dates for the programs are as follows: PST Restoration and IRP, first Thursday in August; STAR, last business day on or before September 15; and PSP and Key Manager Stock Grants, last business day of February (and, if necessary for corrections, on the last business day on or before May 9).

The Company has never re-priced stock options and is not permitted to do so without prior shareholder approval. The Company does not backdate stock options. We use the closing price of the Common Stock on the date of grant to determine the grant price for executive compensation awards. However, because the PST uses the value of shares based on the average price of common stock for the last five days in June, the grants of RSUs made under the PST Restoration Program and IRP follow this same grant price practice.

Mitigation of Excessive Risk-Taking

Recoupment & Clawback

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under the 2014 Plan and prior plans to suspend or terminate any outstanding stock options if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2014 Plan and 2009 Plan each have a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the one-month period following public earnings announcements or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Additional Information

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the Company deductibility of executive compensation paid to certain NEOs to $1,000,000 per year, but contains an exception for certain performance-based compensation. Stock options awarded under the Key Manager Stock Grant, as well as awards granted under STAR and PSP programs, satisfy the performance-based requirements for deductible compensation.

While the C&LD Committee’s general policy is to preserve the deductibility of compensation paid to the NEOs, the C&LD Committee nevertheless may authorize payment of compensation that might not be deductible if it believes the payment of such compensation is in the best interests of the Company and its shareholders. In addition, in certain years, individuals may receive non-deductible payments resulting from awards made prior to becoming an NEO.

Executive Compensation Changes for FY 2016-17

The C&LD Committee reviewed current salary competitiveness and positioning for the CEO, CFO, and Group Presidents at its June 14, 2016 meeting. The Committee increased the salary of Mr. Ciserani from $850,000 to $900,000, effective August 1, 2016, based on continued strong performance and additional job responsibilities for the Baby and Feminine Care business. The Committee also increased the salary of Mr. Louvet to $765,000, effective July 1, 2016, based on continued strong performance.

At the April 8, 2016 meeting, the C&LD Committee elected to change the STAR annual incentive program to provide for more granular business unit awards to better align pay with performance. This change will allow the President of each business to differentiate award levels for those in his or her business unit based on performance of lower-level organizations. This change, which will be effective beginning with the FY 2016-17 STAR Program, only impacts STAR awards for those employees below the President level and therefore will not impact NEO compensation.

The C&LD Committee made several changes to the long-term incentive programs at the October 13, 2015, June 14, 2016, and August 9, 2016 meetings. These changes include expanding the PSP program to all Vice Presidents, which expands total participation to approximately 250 Company leaders. PSP will account for 25% of the total long-term incentive opportunity for the Vice Presidents. The PSP performance goals described on page 29 will be revised to better align with Company strategy and provide better balance between top-line and bottom-line metrics. The PSP measures will now be 30% organic sales growth, 30% core EPS, 20% constant currency core before-tax operating profit growth, and 20% adjusted free cash flow productivity. Other long-term incentive program changes include using grant date fair value for determining the number of stock options or RSUs to be awarded under the Key Manager and STAR programs, changing RSU vesting under the Key Manager Stock Grant from five-year cliff vesting to three-year cliff vesting, and implementing dividend equivalents on all RSUs and PSUs. Changes to the long-term incentive programs are effective July 1, 2016.

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs, for the fiscal years shown.

FY 2015-16 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non- Equity Incentive Plan Com- pensation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[4]	All Other Compen- sation[5]	Total
		($)	($)	($)	($)	($)	($)	($)	($)

David Taylor	2015-16	1,393,333	2,482,771	8,507,680	1,743,864	0	0	277,005	14,404,653
President and Chief Executive Officer	2014-15	945,000	790,272	2,664,167	1,630,508	0	0	71,795	6,101,742

A.G. Lafley	2015-16	1,500,000	2,051,140	6,296,280	0	0	0	198,284	10,045,704
Executive Chairman of the Board	2014-15	2,000,000	3,290,000	12,407,790	0	0	0	588,831	18,286,621
	2013-14	2,000,000	4,400,000	12,230,582	0	0	0	873,771	19,504,353

Jon R. Moeller	2015-16	950,000	1,016,652	3,526,353	1,278,748	0	0	73,899	6,845,652
Chief Financial Officer	2014-15	850,000	671,160	4,212,468	1,222,877	0	0	87,850	7,044,355
	2013-14	850,000	897,600	3,908,749	1,295,683	0	0	65,830	7,017,862

Steven D. Bishop	2015-16	796,667	873,464	2,342,867	465,966	0	0	71,003	4,549,967
Group President - Global Health Care

Giovanni Ciserani[6]	2015-16	845,833	1,044,225	2,280,962	1,334,347	0	1,052,000	291,337	6,848,704
Group President - Global Fabric &	2014-15	796,667	598,080	3,895,797	1,266,359	0	8,000	538,172	7,103,075
Home Care and Global Baby &	2013-14	755,833	938,995	1,705,374	1,160,129	0	226,000	356,281	5,142,612
Feminine Care

Patrice Louvet	2015-16	725,000	827,327	2,371,311	476,551	0	740,000	203,435	5,343,624
Group President - Global Beauty

Martin Riant[7]	2015-16	960,000	1,027,354	2,056,493	1,207,266	0	827,000	1,405,974	7,484,087
Group President and Advisor to the Chief Executive	2014-15	936,667	858,816	3,028,673	619,595	0	1,026,000	458,466	6,928,217
	2013-14	907,500	845,222	2,475,696	580,065	0	914,000	1,595,401	7,317,884

1 For FY 2015-16, Bonus reflects FY 2015-16 STAR awards that will be paid on September 15, 2016. Each NEO who participated in STAR could elect to take his STAR award in cash, deferred compensation, or stock options. For FY 2015-16, Mr. Taylor chose to take his STAR award as 75% options, 20% cash, and 5% deferred compensation. Messrs. Lafley and Riant chose to take their STAR awards as deferred compensation. Mr. Louvet took his award in stock options. Messrs. Bishop, Ciserani, and Moeller took their awards in cash.

2 For FY 2015-16, Stock Awards include the grant date fair value of any PST Restoration Program and International Retirement Plan awards and the PSUs granted in February 2016 under the PSP. For Messrs. Taylor, Lafley, Moeller, Bishop and Louvet, FY 2015-16 Stock Awards also include the grant date fair value of RSUs granted in February 2016 under the Key Manager Stock Grant. The amount shown is determined in accordance with FASB ASC Topic 718, and pursuant to SEC rules, excludes the impact of forfeitures related to service-based vesting conditions. Please see Note 7 to the Consolidated Financial Statements contained in the Company’s 2016 Annual Report on Form 10-K for more information. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 30-34 of the Compensation Discussion & Analysis.

3 Option Awards for FY 2015-16 include the grant date fair value of each Key Manager Stock Grant, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 7 to the Consolidated Financial Statements contained in the Company’s 2016 Annual Report on Form 10-K. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 29-30 of the Compensation Discussion & Analysis.

4 This column reflects aggregate changes in the actuarial present value of Messrs. Ciserani’s, Louvet’s, and Riant’s pension benefits under all defined benefit and actuarial pension plans. None of the other NEOs has a pension plan. None of the NEOs had above-market earnings on deferred compensation.

5 Please see the table below for information on the numbers that comprise the All Other Compensation column.

6 Mr. Ciserani’s salary was established in U.S. dollars and received in Swiss francs based on a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

7 Mr. Riant’s salary was established in U.S. dollars and received in Singapore dollars based on a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

All Other Compensation
Name and Principal Position	Year	Retirement Plan Contributions[i]	Executive Group Life Insuranceii	Flexible Compensation Program Contributionsiii	Expatriate, Relocation and Tax Equalization Paymentsiv	Separation Allowances	Executive Benefits[v]	Totalvi
		($)	($)	($)	($)	($)	($)	($)

David Taylor	2015-16	52,843	3,875	5,250	594	0	214,443	277,005
President and Chief Executive Officer	2014-15	52,431	1,992	5,150	0	0	12,222	71,795

A.G. Lafley	2015-16	29,682	17,667	7,900	3,869	0	139,166	198,284
Executive Chairman of the Board	2014-15	29,392	15,650	2,600	2,902	0	538,287	588,831
	2013-14	29,122	13,636	0	4,042	0	826,971	873,771

Jon R. Moeller	2015-16	52,843	5,431	5,250	0	0	10,375	73,899
Chief Financial Officer	2014-15	52,431	4,507	4,512	0	0	26,400	87,850
	2013-14	52,058	4,097	3,788	0	0	5,887	65,830

Steven D. Bishop	2015-16	52,843	4,100	5,250	0	0	8,810	71,003
Group President - Global Health Care

Giovanni Ciserani	2015-16	0	4,221	5,250	281,866	0	0	291,337
Group President - Global Fabric & Home Care, Global Baby & Feminine Care	2014-15	0	4,845	5,150	528,177	0	0	538,172
	2013-14	0	3,729	5,050	347,502	0	0	356,281

Patrice Louvet	2015-16	52,843	4,054	5,250	138,408	0	2,880	203,435
Group President - Global Beauty

Martin Riant	2015-16	52,843	2,214	7,900	330,206	960,000	52,811	1,405,974
Group President and Advisor to the Chief Executive	2014-15	52,431	1,926	5,150	394,959	0	4,000	458,466
	2013-14	52,058	1,667	5,050	1,535,691	0	935	1,595,401

i Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. Mr. Ciserani receives IRP RSUs in lieu of a PST contribution. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii Under the Executive Group Life Insurance Program (“EGLIP”), the Company offers key executives who have substantially contributed to the success and development of the business, and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2015 and calendar year 2016, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2015 and 2016 under these policies were as follows: Mr. Taylor, $80,349, Mr. Lafley, $0, Mr. Moeller, $49,361, Mr. Bishop, $37,421, Mr. Ciserani, $52,980, Mr. Louvet, $39,670, and Mr. Riant, $62,852. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv The amounts shown are for tax equalization payments made by the Company to cover incremental taxes required in connection with the NEO’s prior expatriate assignments. Mr. Lafley’s tax equalization payments resulted from his previous assignment in Japan. In addition, the Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-

required relocations. Mr. Ciserani’s payment for expatriate assignment expenses resulted from his current assignment in Switzerland, which included a housing allowance and related support of $132,939; cost of living adjustments of $68,680; a transportation allowance of $12,897; education support of $42,990; and relocation-related expenses of $12,750. Expenses were paid in Swiss francs and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month. The Company paid Mr. Louvet education support of $31,300 and $77,108 in tax equalization payments related to prior education support payments. Mr. Louvet also received tax preparation expenses of $30,000. Mr. Riant’s payments for expatriate assignment expenses resulted from his assignment in Singapore, which included a housing allowance and related support of $235,556; cost of living adjustments of $48,721; a transportation allowance of $13,039; tax preparation and immigration expenses of $10,630; and relocation-related expenses of $17,746. They were paid in Singapore dollars and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

v In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. The Company incurred a one-time expense of $43,448 related to security enhancements to Mr. Taylor’s residence when he became CEO. In association with his retirement, Mr. Riant received a lump sum payment of $44,311 for accrued but unused vacation days. While Company aircraft is generally used for Company business only, the CEO is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, the CEO and Chairman of the Board may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Taylor’s personal use of the Company aircraft during FY 2015-16 were $130,880. The aggregate incremental aircraft usage costs associated with Mr. Lafley’s personal use of the Company aircraft during FY 2015-16 were $122,120. Messrs. Moeller, Bishop, Ciserani, Louvet, and Riant are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. None of these NEOs used the Company aircraft for these purposes in FY 2015-16. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each NEO is a member. This donation was funded from general corporate assets, and the NEOs derived no financial benefits from this donation because this charitable deduction accrues solely to the Company.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2015-16.

Grants of Plan-Based Awards
Name/Plan Name	Grant Date[1]	Compensation & Leadership Development Committee Action Date				All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold (#)	Target (#)	Maximum (#)
David Taylor
Key Manager Options[4]	02/29/2016	02/09/2016					205,095	80.29	1,743,864
Key Manager RSUs[5]	02/29/2016	02/09/2016				41,019			2,810,930
PSUs[6]	02/29/2016	02/09/2016	0	76,113	152,226				5,557,446
PST Restoration RSUs[7]	08/06/2015	06/09/2015				1,758			139,304
STAR Stock Options[8]	09/15/2015	08/11/2015					68,275	69.45	566,633
A.G. Lafley
Key Manager RSUs[9]	02/29/2016	02/09/2016				44,748			3,066,469
PSUs[6]	02/29/2016	02/09/2016	0	41,517	83,034				3,031,394
PST Restoration RSUs[7]	08/06/2015	06/09/2015				2,504			198,417
Jon R. Moeller
Key Manager Options[4]	02/29/2016	02/09/2016					150,393	80.29	1,278,748
Key Manager RSUs[5]	02/29/2016	02/09/2016				10,027			687,125
PSUs[6]	02/29/2016	02/09/2016	0	37,241	74,482				2,719,179
PST Restoration RSUs[7]	08/06/2015	06/09/2015				1,515			120,049
Steven D. Bishop
Key Manager Options[4]	02/29/2016	02/09/2016					54,802	80.29	465,966
Key Manager RSUs[5]	02/29/2016	02/09/2016				10,961			751,130
PSUs[6]	02/29/2016	02/09/2016	0	20,426	40,852				1,491,419
PST Restoration RSUs[7]	08/06/2015	06/09/2015				1,266			100,318
STAR Stock Options[8]	09/15/2015	08/11/2015					47,777	69.45	396,514
Giovanni Ciserani
Key Manager Options[4]	02/29/2016	02/09/2016					156,932	80.29	1,334,347
PSUs[6]	02/29/2016	02/09/2016	0	29,020	58,040				2,118,916
IRP RSUs[10]	08/06/2015	06/09/2015				2,045			162,046
Patrice Louvet
Key Manager Options[4]	02/29/2016	02/09/2016					56,047	80.29	476,551
Key Manager RSUs[5]	02/29/2016	02/09/2016				11,210			768,193
PSUs[6]	02/29/2016	02/09/2016	0	20,800	41,600				1,518,727
PST Restoration RSUs[7]	08/06/2015	06/09/2015				1,065			84,391
STAR Stock Options[8]	09/15/2015	08/11/2015					32,514	69.45	269,843
Martin Riant
Key Manager Options[4]	02/29/2016	02/09/2016					141,986	80.29	1,207,266
PSUs[6]	02/29/2016	02/09/2016	0	26,280	52,560				1,918,853
PST Restoration RSUs[7]	08/06/2015	06/09/2015				1,737			137,640
STAR Stock Options[8]	09/15/2015	08/11/2015					74,196	69.45	615,773

1 Grant dates for equity awards are consistent from year to year, as described on page 34 of this proxy statement.

2 The options granted were awarded using the closing price of the Company stock on the date of the grant.

3 This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

4 These options are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will become exercisable on February 28, 2019, and expire on February 27, 2026.

5 These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares on February 26, 2021.

6 For awards granted under the Performance Stock Plan, see page 31 of the Compensation Discussion & Analysis for applicable performance measures. These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares in August 2018 unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

7 For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

8 These options are nonforfeitable, and will become exercisable on September 15, 2018, and expire on September 15, 2025.

9 These units are nonforfeitable and will deliver in shares in ten annual installments commencing February 29, 2021.

10 For awards granted under the IRP, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2015-16.

Outstanding Equity at Fiscal Year-End Table
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
David Taylor	02/29/2008	49,865		66.1800	02/28/2018
	02/27/2009	72,660		48.1700	02/27/2019
	02/26/2010	71,113		63.2800	02/26/2020
	02/28/2011	98,335		63.0500	02/28/2021
	09/15/2011	16,338		62.7800	09/15/2021
	02/29/2012	103,673		67.5200	02/28/2022
	09/14/2012	43,045		69.1600	09/14/2022
	02/28/2013	108,927		76.1800	02/28/2023
	09/13/2013		74,520	79.0500	09/13/2023
	02/28/2014		116,960	78.6600	02/28/2024
	09/15/2014		65,054	83.8700	09/15/2024
	02/27/2015		176,202	85.1300	02/27/2025
	02/27/2015								32,656	2,764,984	(3)
	09/15/2015		68,275	69.4500	09/15/2025
	02/29/2016		205,095	80.2900	02/27/2026
	02/29/2016								76,113	6,444,488	(4)
A.G. Lafley	02/29/2008	480,783		66.1800	02/28/2018
	02/27/2009	566,177		48.1700	02/27/2019
	02/27/2015								78,312	6,630,677	(3)
	02/29/2016								41,517	3,515,244	(4)
Jon R. Moeller	02/28/2007	58,720		63.4900	02/28/2017
	02/29/2008	56,709		66.1800	02/28/2018
	02/27/2009	97,572		48.1700	02/27/2019
	02/26/2010	82,965		63.2800	02/26/2020
	02/28/2011	107,058		63.0500	02/28/2021
	02/29/2012	122,187		67.5200	02/28/2022
	02/29/2012					8,146	689,722
	02/28/2013	127,987		76.1800	02/28/2023
	02/28/2013					8,533	722,489
	08/13/2013					12,246	1,036,869
	02/28/2014		130,626	78.6600	02/28/2024
	02/28/2014					8,709	737,391
	02/27/2015		132,151	85.1300	02/27/2025
	02/27/2015					8,811	746,027	(1)
	02/27/2015								32,774	2,774,975	(3)
	06/09/2015					12,675	1,073,192
	02/29/2016		150,393	80.2900	02/27/2026
	02/29/2016					10,027	848,986	(2)
	02/29/2016								37,241	3,153,195	(4)
Steven D. Bishop	02/29/2008	33,243		66.1800	02/28/2018
	02/27/2009	47,748		48.1700	02/27/2019
	02/26/2010	41,088		63.2800	02/26/2020
	02/28/2011	55,512		63.0500	02/28/2021
	02/29/2012	62,945		67.5200	02/28/2022
	02/28/2013	98,452		76.1800	02/28/2023
	05/01/2013					6,495	549,932
	02/28/2014		99,797	78.6600	02/28/2024
	09/15/2014		22,336	83.8700	09/15/2024
	02/27/2015		96,324	85.1300	02/27/2025
	02/27/2015								17,856	1,511,868	(3)
	09/15/2015		47,777	69.4500	09/15/2025
	02/29/2016		54,802	80.2900	02/27/2026
	02/29/2016					10,961	928,068	(2)
	02/29/2016								20,426	1,729,469	(4)

Outstanding Equity at Fiscal Year-End Table
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Giovanni Ciserani	02/28/2007	45,166		64.5500	02/28/2017
	02/29/2008	41,252		66.1800	02/28/2018
	02/27/2009	57,090		48.1700	02/27/2019
	02/26/2010	43,363		63.2800	02/26/2020
	02/28/2011	95,163		63.0500	02/28/2021
	02/29/2012	103,673		67.5200	02/28/2022
	02/28/2013	105,015		76.1800	02/28/2023
	02/28/2014		116,960	78.6600	02/28/2024
	02/27/2015		136,850	85.1300	02/27/2025
	02/27/2015								24,786	2,098,631	(3)
	06/09/2015					25,349	2,146,300
	02/29/2016		156,932	80.2900	02/27/2026
	02/29/2016								29,020	2,457,123	(4)
Patrice Louvet	02/29/2008	39,411		66.1800	02/28/2018
	02/27/2009	56,935		48.1700	02/27/2019
	02/26/2010	38,559		63.2800	02/26/2020
	02/28/2011	23,791		63.0500	02/28/2021
	02/29/2012	29,621		67.5200	02/28/2022
	02/29/2012					5,925	501,670
	02/28/2013	49,226		76.1800	02/28/2023
	02/28/2013					9,846	833,661
	05/01/2013					6,495	549,932
	09/13/2013		38,844	79.0500	09/13/2023
	02/28/2014		48,310	78.6600	02/28/2024
	02/28/2014					9,662	818,082
	09/15/2014		40,566	83.8700	09/15/2024
	02/27/2015		48,162	85.1300	02/27/2025
	02/27/2015					9,633	815,626	(1)
	02/27/2015								17,856	1,511,868	(3)
	09/15/2015		32,514	69.4500	09/15/2025
	02/29/2016		56,047	80.2900	02/27/2026
	02/29/2016					11,210	949,151	(2)
	02/29/2016								20,800	1,761,136	(4)
Martin Riant	02/28/2007	47,252		63.4900	02/28/2017
	02/29/2008	24,933		66.1800	02/28/2018
	02/27/2009	36,330		48.1700	02/27/2019
	02/26/2010	37,532		63.2800	02/26/2020
	02/28/2011	47,582		63.0500	02/28/2021
	09/15/2011	36,283		62.7800	09/15/2021
	02/29/2012	48,134		67.5200	02/28/2022
	09/14/2012	87,683		69.1600	09/14/2022
	02/28/2013	52,508		76.1800	02/28/2023
	09/13/2013		57,767	79.0500	09/13/2023
	02/28/2014		58,480	78.6600	02/28/2024
	09/15/2014		60,467	83.8700	09/15/2024
	02/27/2015		66,957	85.1300	02/27/2025
	02/27/2015								24,786	2,098,631	(3)
	09/15/2015		74,196	69.4500	09/15/2025
	02/29/2016		141,986	80.2900	02/27/2026
	02/29/2016								26,280	2,225,128	(4)

1 The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
Grant Date	Vest Date	Grant Date	Vest Date
02/28/2007	02/28/2010	02/28/2013	02/28/2016
02/29/2008	02/28/2011	09/13/2013	09/13/2016
02/27/2009	02/27/2012	02/28/2014	02/28/2017
02/26/2010	02/26/2013	09/15/2014	09/15/2017
02/28/2011	02/28/2014	02/27/2015	02/27/2018
09/15/2011	09/15/2014	09/15/2015	09/15/2018
02/29/2012	02/28/2015	02/29/2016	02/28/2019
09/14/2012	09/14/2015

2 The following provides detail regarding the vesting date for RSU and PSU holdings included in the table. The Vest Date for RSUs indicates the date such units become nonforfeitable. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned.

Stock Awards
	Award Type	Grant Date	Vest Date
	Key Manager RSUs	02/29/2012	02/28/2017
	Key Manager RSUs	02/28/2013	02/28/2018
	Key Manager RSUs	02/28/2014	02/28/2019
(1)	Key Manager RSUs	02/27/2015	02/27/2020
(2)	Key Manager RSUs	02/29/2016	02/26/2021
(3)	PSP PSUs	02/27/2015	06/30/2017
(4)	PSP PSUs	02/29/2016	06/30/2018
	Special Equity RSUs	05/01/2013	50% 05/01/2016, 50% 05/01/2018
	Special Equity RSUs	08/13/2013	50% 08/13/2016, 50% 08/13/2018
	Special Equity RSUs	11/03/2014	50% 11/03/2017, 50% 11/03/2019
	Special Equity RSUs	06/09/2015	06/09/2018

3 The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2016 ($84.67), by the number of PSUs or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during FY 2015-16 for the NEOs.

Option Exercises and Stock Vested
	Option Awards			Stock Awards

Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
David Taylor[5]	02/28/2007	39,377	732,869
				02/28/2014	7,827	662,712
				08/06/2015	1,758	132,940
				02/29/2016	41,019	3,458,312
A.G. Lafley[6]	02/28/2006	370,441	6,085,147
	02/28/2007	579,906	9,805,367
				02/28/2014	30,512	2,583,451
				08/06/2015	2,504	189,352
				02/29/2016	44,748	3,772,704
Jon R. Moeller				02/28/2011	7,931	638,247
				02/28/2014	11,580	980,479
				08/06/2015	1,515	114,564
Steven D. Bishop				05/01/2013	6,495	518,074
				02/28/2014	6,454	546,460
				08/06/2015	1,266	95,735
Giovanni Ciserani	09/24/2001	18,180	815,297
	02/28/2006	39,106	751,939
				02/28/2014	7,827	662,712
				08/06/2015	2,045	154,643
Patrice Louvet	02/28/2007	36,390	594,077
				02/28/2011	5,287	428,541
				05/01/2013	6,495	518,074
				02/28/2014	6,454	546,460
				08/06/2015	1,065	80,535
Martin Riant	09/24/2001	41,570	1,824,295
	02/28/2006	41,720	672,660
				02/28/2014	7,827	662,712
				08/06/2015	1,737	131,352

1 The Number of Shares Acquired on Exercise is the gross number of shares acquired.

2 The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

3 Numbers of Shares Acquired on Vesting is the gross number of shares acquired. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

4 Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the average of the high and low price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 30, 2016 ($84.67) by the number of PSUs.

5 Mr. Taylor’s February 2016 Key Manager Stock Grant vested June 30, 2016 because he is retirement eligible.

6 Mr. Lafley’s February 2016 Key Manager Stock Grant vested June 30, 2016 because he is retirement eligible.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Messrs. Ciserani, Louvet, and Riant as of the end of FY 2015-16. None of the other NEOs had any such arrangements with the Company.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
Giovanni Ciserani	The Procter & Gamble Company Global IRA	20 years, 4 months	3,039,000	0
Patrice Louvet	The Procter & Gamble Company Global IRA	20 years, 6 months	3,523,000	0
Martin Riant	The Procter & Gamble Company Global IRA[3]	22 years, 11 months	3,834,000	0
	The Procter & Gamble Pension Fund (UK)[4]	22 years, 11 months	4,145,000	0

1 Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2016 Annual Report on Form 10-K.

2 The following provides the assumptions used in each plan to calculate present value:

Assumptions	Global IRA	UK Plan
Retirement Age	60	65
Discount Rate	3.34%	2.75%
Salary Increase Rate	4.75%	N/A
Social Security Increase Rate	2.00% (Italy) 3.00% (UK) 2.00% (France)	3.00%
Pension Increase Rate	N/A	2.80%
Pre-Retirement Decrements	None	None
Post-Retirement Mortality Table	RP 2014 using MP 2015 Projection Scale	94% of CMI Self Administered Pension Schemes (“SAPS2”) “All” table projected forward based on an individual’s year of birth, with future mortality improvements in line with 2014 CMI Core Projections subject to a long-term improvement rate of 1.25% pa.

The following exchange rates as of June 30, 2016, were used to calculate present value:

U.S. $ 1.11010: Euro 1.00000

U.S. $ 1.33950: GBP 1.00000

3 Because Mr. Riant has reached age 55, he was eligible for early retirement under this plan when he retired on June 30, 2016. However, his benefits were reduced because he left before the retirement age of 60. After taking into account this early retirement factor and other actual calculations that differed from the assumptions used to calculate present value, Mr. Riant received a payment from the plan of $1,498,458.

4 This calculation also includes $532,000, which is the present value of a contingent spouse’s pension benefit approximately equal to 50% of the participant’s pension payable at the participant’s death.

The Procter & Gamble Global International Retirement Arrangement (“Global IRA”)

The Global IRA is designed to provide retirement benefits to certain employees whose benefits are frozen under their home country pension plan(s) as a result of having been transferred away from their home country on a permanent basis. The Global IRA benefit is calculated in accordance with the following formula:

The Global IRA accounts for the differences in retirement benefits attributable to a higher salary at the time of retirement than at the time of transfer out of the home country. As such, the Global IRA is reduced on a dollar-for-dollar basis by any retirement pension benefit paid by either the Company or the government, and which was earned through the employee’s home country.

The Procter & Gamble Pension Fund (UK) (“UK Pension Plan”)

The UK Pension Plan is a defined benefit plan for employees whose home country was within the United Kingdom for all or a portion of their career. The UK Pension Plan provides for post-retirement payments based on the employee’s salary and years of service at the time of retirement. The UK Pension Plan benefit is calculated in accordance with the following formula:

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2015-16. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

Nonqualified Deferred Compensation Table
Name	Plan Name	Aggregate Balance at FYE ‘15 (6/30/15) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at FYE ’16 (6/30/16) ($)
David Taylor	Executive Deferred Compensation Plan	1,628,813	99,334			(45,919)			1,682,228	[2]

	Employee Stock and Incentive Compensation Plan[3]	—		3,473,079	[4]				3,473,079

	PST Restoration Program	1,646,145		139,304	[5]	11,476	7,486		1,789,439	[6]

A.G. Lafley	Executive Deferred Compensation Plan	21,092,730	4,148,018			(1,676,360)	2,123,245		21,441,143	[7]

	Employee Stock and Incentive Compensation Plan[3]	42,373,860		3,788,813	[8]	3,731,434	4,246,801	[9]	45,647,306	[10]

	PST Restoration Program	187,014		198,417	[5]	39,062	15,426		409,067	[11]

Jon. R. Moeller	PST Restoration Program	992,658		120,049	[5]	129,037	7,411		1,234,333	[12]

Steven D. Bishop	PST Restoration Program	917,777		100,317	[5]	118,580	4,840		1,131,834

Giovanni Ciserani	International Retirement Plan	1,176,020		162,046	[13]	143,124	6,655		1,474,535	[14]

Patrice Louvet	PST Restoration Program	363,922		84,931	[5]	50,262	5,218		493,897

Martin Riant	Executive Deferred Compensation Plan	1,595,579	456,000			92,102			2,143,681	[15]

	Employee Stock and Incentive Compensation Plan[3]	6,492,193				533,163	820,445	[16]	6,204,911	[17]

	PST Restoration Program	1,377,856		274,278	[5]	(81,408)	5,672		1,565,054	[18]

1 Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

2 Total includes $48,500 previously reported in Summary Compensation Tables for prior years.

3 Amounts shown include awards granted under the terms of either The Procter & Gamble 1992 Stock Plan, The 2001 Plan, The 2009 Plan, or The 2014 Plan, depending on which plan was in effect at the time the NEO elected to defer the award.

4 Total reflects the 2016 Key Manager Stock Grant which became nonforfeitable on June 30, 2016 because Mr. Taylor is retirement eligible. This award is also reported in the Summary Compensation Table found on page 36 of this proxy statement.

5 Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 36 of this proxy statement.

6 Total includes $134,362 previously reported in Summary Compensation Tables for prior years.

7 Total includes $16,854,200 previously reported in Summary Compensation Tables for prior years.

8 Total reflects the 2016 Key Manager Stock Grant which became nonforfeitable on June 30, 2016 because Mr. Lafley is retirement eligible. This award is also reported in the Summary Compensation Table found on page 36 of this proxy statement.

9 Total includes the distribution of deferred compensation that Mr. Lafley elected upon his retirement in 2010.

10 All equity awards included in this total have been reported in Summary Compensation Tables between FY 1997-98 and FY 2014-15, during the years when Mr. Lafley was an NEO.

11 Total includes $200,951 previously reported in Summary Compensation Tables for prior years.

12 Total includes $637,206 previously reported in Summary Compensation Tables for prior years.

13 Total reflects registrant contributions in the form of RSUs pursuant to the International Retirement Plan, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 36 of this proxy statement.

14 Total includes $302,599 previously reported in Summary Compensation Tables for prior years.

15 Total includes $279,333 previously reported in Summary Compensation Tables for prior years.

16 Total reflects the delivery of a 2011 Key Manager Stock Grant.

17 Total includes $1,835,868 previously reported in Summary Compensation Tables for prior years.

18 Total includes $263,595 previously reported in Summary Compensation Tables for prior years.

The NEOs are eligible to participate in EDCP. Under EDCP, a participant may defer up to 75% of base salary (an increase from 50% in prior years) and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

Key Manager Stock Grants made in the form of RSUs that vest prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors, including the Business Growth Program, which terminated on June 30, 2010, by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on page 32 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has at least five years of service. The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Company Encouraged Separation	Retirement or Disability	Change in Control	Death
Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None
STAR	No acceleration of awards. Eligible for award only if worked the entire year.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.
Key Manager Stock Grant	All outstanding awards forfeited at separation.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	Vesting accelerated for awards granted under the 2001 plan. For awards granted under the 2009 and 2014 plan, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.
PSP Grant	All outstanding awards forfeited at separation.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	Awards paid out at target at time of the Change in Control.	No acceleration of payment. All awards are retained subject to original terms.
Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable employee stock plan, including compliance with the Company’s Purpose, Values and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in PST and will retain all shares upon termination of employment regardless of reason. Mr. Ciserani is fully vested in the IRP. PST Restoration and IRP RSUs vest at the NEO’s fifth anniversary date. All NEOs are beyond their fifth anniversary date. Because Mr. Riant is retirement eligible, he is entitled to a Global IRA benefit value upon separation from the Company. Mr. Riant is also vested in his U.K. pension.

Salary and STAR bonuses deferred under EDCP, have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the Business Growth Program and PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 46 of this proxy statement.

Executive Benefits

•	Executive Group Life Insurance—Benefits are retained if employee is eligible for early retirement.

•	Financial Counseling—Employee may use the remaining balance until the end of the current calendar year for reimbursable charges under the program.

•	Unused Vacation—Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.

•	Other Programs—In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2016.

Payments upon Termination or Change in Control
Name	Voluntary Separation or Termination for Cause ($)	Company Encouraged Separation ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)
David Taylor
Salary	0	1,600,000	0	0	0
STAR[1]	0	0	0	0	1,509,991
Key Manager Stock Grant[2]	0	1,601,246	1,601,246	1,601,246	1,601,246
PSP[3]	0	9,209,472	9,209,472	9,209,472	9,209,472
Executive Group Life Insurance	0	0	0	0	4,800,000
A.G. Lafley
Salary	0	1,250,000	0	0	0
STAR[1]	0	0	0	0	0
Key Manager Stock Grant[2]	0	0	0	0	0
PSP[3]	0	10,145,921	10,145,921	10,145,921	10,145,921
Executive Group Life Insurance	0	0	0	0	5,000,000
Jon R. Moeller
Salary	0	950,000	0	0	0
STAR[1]	0	0	0	0	0
Key Manager Stock Grant[2]	0	5,188,398	5,188,398	5,188,398	5,188,398
PSP[3]	0	5,928,170	5,928,170	5,928,170	5,928,170
Special Equity Awards[4]	0	0	0	2,110,061	2,110,061
Executive Group Life Insurance	0	0	0	0	2,090,000
Steven D. Bishop
Salary	0	810,000	0	0	0
STAR[1]	0	0	0	0	745,035
Key Manager Stock Grant[2]	0	1,767,881	1,767,881	1,767,881	1,767,881
PSP[3]	0	3,241,337	3,241,337	3,241,337	3,241,337
Special Equity Awards[4]	0	0	0	549,932	549,932
Executive Group Life Insurance	0	0	0	0	1,620,000
Giovanni Ciserani
Salary	0	850,000	0	0	0
STAR[1]	0	0	0	0	0
Key Manager Stock Grant[2]	0	1,390,292	1,390,292	1,390,292	1,390,292
PSP[3]	0	4,555,754	4,555,754	4,555,754	4,555,754
Special Equity Awards[4]	0	0	0	2,146,300	2,146,300
Executive Group Life Insurance	0	0	0	0	1,870,000
Patrice Louvet
Salary	0	725,000	0	0	0
STAR[1]	0	0	0	0	745,619
Key Manager Stock Grant[2]	0	4,454,019	4,454,019	4,454,019	4,454,019
PSP[3]	0	3,273,004	3,273,004	3,273,004	3,273,004
Special Equity Awards[4]	0	0	0	549,932	549,932
Executive Group Life Insurance	0	0	0	0	1,595,000
Martin Riant
Salary	0	960,000	0	0	0
STAR[1]	0	0	0	0	1,502,288
Key Manager Stock Grant[2]	0	973,364	973,364	973,364	973,364
PSP[3]	0	4,323,759	4,323,759	4,323,759	4,323,759
Executive Group Life Insurance	0	0	0	0	2,112,000

1 STAR awards previously elected in stock options that would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2016.

2 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company encouraged separation, retirement, or disability, these events do not trigger any change in the original payment terms of the awards. The amounts shown for the Key Manager Stock Grant in the event of Company-encouraged separation, retirement or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2016 that would be retained at separation and payout according to the original terms and timing of the grants. Awards vest and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or for good reason.

3 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company-encouraged separation, retirement or disability, or death, these events do not trigger any change in the original payment terms of the awards. In the event of change in control, PSP will pay out at target on the date of the change in control. The amounts shown for the PSP grants represent the value of the unvested PSUs as of June 30, 2016 that would be retained on the triggering event and pay out according to the original terms and timing of the grants.

4 Upon voluntary separation or termination, all outstanding awards would be forfeited. In the event of Company encouraged separation, retirement or disability, the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death or change in control with termination for reasons other than cause or for good reason.

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature		Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	157,635,830	[1]	5.80%

Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	172,222,198	[2]	6.33%

1 Based on information as of December 31, 2015 contained in a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 133,833,619 shares, and (ii) sole dispositive power with respect to 157,635,830 shares.

2 Based on information as of December 31, 2015 contained in a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 5,030,400 shares, (ii) shared voting power with respect to 269,100 shares, (iii) sole dispositive power with respect to 166,889,392 shares, and (iv) shared dispositive power with respect to 5,332,806 shares.

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on August 1, 2016:

Common Stock Number of shares/options
	Amount and Nature of Beneficial Ownership
Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]
Steven D. Bishop	43,169	345,442	1,032	389,643	[6]	30,824
Francis S. Blake	1,881	0	0	1,881	[6]	2,422
Angela F. Braly	8,617	0	0	8,617	[6]	17,850
Kenneth I. Chenault	6,700	0	0	6,700	[6]	22,948
Giovanni Ciserani	15,727	498,549	0	514,276	[6]	41,815
Scott D. Cook	28,591	3,760	32,597	64,948	[6]	34,326
Susan Desmond-Hellmann	314	0	0	314	[6]	12,646
A.G. Lafley[7]	23,319	1,049,355	309,709	1,382,383	[6]	570,329
Patrice Louvet	6,525	282,841	0	289,366	[6]	58,604
Terry J. Lundgren	2,657	0	530	3,187	[6]	9,157
W. James McNerney, Jr.	28,706	0	0	28,706	[6]	34,326
Jon R. Moeller[8]	60,835	807,838	9,187	877,860	[6]	86,773
Martin Riant	24,919	483,831	686	509,436	[6]	73,283
David Taylor	69,092	645,673	0	714,765	[6]	43,589
Margaret C. Whitman	485	0	11,075	11,560	[6]	12,646
Patricia A. Woertz	2,009	0	0	2,009	[6]	20,933
Ernesto Zedillo	6,232	3,760	0	9,992	[6]	35,065
32 Directors and executive officers, as a group	640,793	8,249,926	370,758	9,261,477	[6]	1,563,930

1 Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

2 Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust.

3 Total includes stock options that have vested or will vest within 60 days, any PSP awards (as described beginning on page 32) that will deliver as Common Stock in August 2016, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as Common Stock within 60 days.

4 This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the director or officer.

5 RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of Common Stock on a specific date in the future. Total includes RSUs that will not deliver as Common Stock within 60 days and any PSP awards that will deliver as RSUs in August 2016. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

6 Less than .36% for any one Director or NEO, and for the Directors and executive officers, as a group.

7 Totals includes shares indirectly held by Mr. Lafley through his spouse, who was previously employed by the Company.

8 Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

Series A ESOP Convertible Class A Preferred Stock Number of shares
	Amount and Nature of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Steven D. Bishop	8,408	—	[2]
Francis S. Blake	0	—	—
Angela F. Braly	0	—	—
Kenneth I. Chenault	0	—	—
Giovanni Ciserani	0	—	—
Scott D. Cook	0	—	—
Susan Desmond-Hellmann	0	—	—
A.G. Lafley[3]	6,398	—	[2]
Patrice Louvet	1,421	—	[2]
Terry J. Lundgren	0	—	—
W. James McNerney, Jr.	0	—	—
Jon R. Moeller[4]	13,570	—	[2]
Martin Riant	2,894	—	[2]
David Taylor	12,296	—	[2]
Margaret C. Whitman	0	—	—
Patricia A. Woertz	0	—	—
Ernesto Zedillo	0	—	—
32 Directors and executive officers, as a group	122,356	—	[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		6,095,039[5]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .28% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Mr. Lafley through his spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

5 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Series B ESOP Convertible Class A Preferred Stock Number of shares
Amount and Nature of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Steven D. Bishop	—	—	—
Francis S. Blake	—	—	—
Angela F. Braly	—	—	—
Kenneth I. Chenault	—	—	—
Giovanni Ciserani	—	—	—
Scott D. Cook	—	—	—
Susan Desmond-Hellmann	—	—	—
A.G. Lafley	1,332	—	[2]
Patrice Louvet	—	—	—
Terry J. Lundgren	—	—	—
W. James McNerney, Jr.	—	—	—
Jon R. Moeller	—	—	—
Martin Riant	99	—	[2]
David Taylor	175	—	[2]
Margaret C. Whitman	—	—	—
Patricia A. Woertz	—	—	—
Ernesto Zedillo	—	—	—
32 Directors and executive officers, as a group	2,703		[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		31,911,107[3]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .0049% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of, and transactions in, Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. All Directors and officers complied with these requirements during the past fiscal year.

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Mr. Chenault meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 10 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the Corporate Governance section of the Company’s website at www.pginvestor.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;

•	Quality and integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s overall risk management profile;

•	Independent registered public accounting firm’s qualifications and independence;

•	Performance of the Company’s internal audit function and the independent registered public accounting firm;

•	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2016, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2016, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met 8 times (including telephonic meetings to discuss quarterly results) during the fiscal year ended June 30, 2016. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2016 be included in our Annual Report on Form 10-K for

2016 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2017. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz, Chair

Frank S. Blake

Angela F. Braly

Kenneth I. Chenault

Susan Desmond-Hellmann

August 9, 2016

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2016. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2014-15	FY 2015-16
Audit Fees	$31,270	$30,937
Audit-Related Fees	8,506	6,077
Tax Fees	467	194

Subtotal	40,243	37,208
All Other Fees	1,070	1,048

Deloitte Total Fees	$41,313	$38,256

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

ITEM 1. ELECTION OF DIRECTORS See pages 2-7 of this proxy statement

ITEM 2. PROPOSAL TO RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statement. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2017. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2016. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2016 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may still retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2017 is hereby ratified, confirmed, and approved.

ITEM 3. PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires the Board to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2015, shareholders approved the compensation paid to the NEOs with a FOR vote of 91.96%.

Our Compensation Discussion & Analysis, which begins on page 21 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay-for-performance philosophy, about 75% of our total NEO compensation is tied to Company performance;

•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;

•	Equity plans prohibit re-pricing and backdating of stock options;

•

Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;

•	We do not grant time-based equity awards that vest immediately solely on account of a change in control;

•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and

•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For the reasons set forth above, the Board recommends that you vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

ITEM 4. REPORT ON LOBBYING POLICIES OF THIRD PARTY ORGANIZATIONS

The Green Century Equity Fund, 114 State Street, Suite 200, Boston, Massachusetts 02109, owner of at least $2,000 in value of Common Stock of the Company, has given notice that it intends to present for action at the annual meeting the following resolution:

Whereas: Investors are increasingly concerned about company lobbying at the federal, state, and local levels, including indirect lobbying through trade associations, that may have consequences for the environment, public health, and long-term shareholder value.

The Principles for Responsible Investment published a set of Investor Expectations on climate lobbying endorsed by investors with $4 trillion in AUM, calling on companies to ensure their public policy advocacy supported efforts to mitigate and adapt to climate change.

We commend Procter & Gamble (P&G) for its efforts to be part of the climate change solution, through efforts including a commitment to increased renewable energy conversion, and its decision to withdraw from the American Legislative Exchange Council, which aggressively lobbies against renewable energy regulation at the state level. However, P&G remains a member of the U.S. Chamber of Commerce, which has launched attacks on environmental safeguards. For instance, in 2012, the Chamber sued the EPA over its findings that global warming endangers human health and welfare.

Similarly, there is increasing scientific, regulatory, and public concern about potential health effects of consumer exposure to various chemicals in personal care products. P&G has declared its public commitment to product safety, which it describes in its 2014 Corporate Sustainability Report as “at the heart of everything we do” and has recently refined its chemical ingredient disclosure policy.

However, the company remains a member of the American Chemistry Council (ACC), which works to obstruct regulations like the Toxic Substances Control Act and the EPA’s Clean Power Plan—which could respectively protect public health and mitigate climate change.

The proponents are concerned about the misalignment between P&G’s publicly declared corporate values and its funding of public policy advocacy by other organizations, which may be an inappropriate use of shareholder dollars. The company also risks reputational damage from stakeholders whose interests run in opposition to its trade association’s positions.

We believe any external public policy advocacy funded by the Company should be carefully scrutinized to assess the impact on our brand and reputation.

Resolved: Shareholders request that the Board of Directors initiate a review and assessment of organizations of which P&G is a member or otherwise supports financially for lobbying policies on federal, state, or local levels. A summary report of this review, prepared at reasonable cost and omitting proprietary information, should be provided to stakeholders by March 2017.

Supporting Statement:

The report should:

Address political advocacy and lobbying activities by organizations supported by the company such as trade associations, think tanks, issue ads, and other nonprofit organizations designed to influence ballot initiatives or legislation;

Examine the philosophy, major objectives and actions taken by the organization supported;

Assess the consistency between our company’s stated policies, principles, and Code of Conduct with those of the organization supported;

Determine if the relationship carries reputational or business risk with a potential negative impact on the company and its shareholders and report on plans to address any risks found.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The success of our business depends on sound public policies at all levels of government. P&G participates in the political process to help shape public policy and legislation that helps us fulfill our corporate purpose: delivering products to improve the lives of the world’s consumers.

P&G leverages memberships in various types of organizations, including trade associations, think tanks, nonprofit organizations and coalitions (the “Organizations”), to combine our efforts and collaborate with organizations that, in our judgment, can advance the Company’s positions on a broad variety of issues. We routinely evaluate our memberships in these Organizations to ensure that we are obtaining commensurate business value that further enables us to advance the Company’s interests.

P&G’s public policy and legislative priorities are reviewed regularly with senior business leaders and annually with the Governance and Public Responsibility Committee of the Board of Directors. These reviews help ensure that the policies and priorities advanced in these Organizations are aligned with the Company’s business objectives. We recognize that members of the Organizations hold diverse points of view, and thus we will not agree with positions taken by each Organization on every issue. We also respect and value the diverse views of our shareholders. The Organizations of which the Company is a member are aware of our policy positions. As we engage with these Organizations, we act consistently with the Company’s positions.

P&G is committed to being transparent about our political involvement globally. P&G publicly discloses its participation in our Statement of Political Involvement found at http://us.pg.com/who-we-are/structure-governance/corporate-governance/political-involvement and in P&G’s annual Sustainability Report. The Statement also describes circumstances when corporate funds cannot be used. You can find on the Company’s website a list of U.S. associations with dues over $25,000, the amount of dues attributable to political activities, a description of the activities of our political action committee (the P&G Good Government Fund), and a description of when financial support may be used for state ballot initiatives or issue advocacy campaigns. The Company also files quarterly reports pursuant to the federal Lobbying Disclosure Act (LDA) with the U.S. House of Representatives and the U.S. Senate. These reports disclose the Company’s lobbying expenditures, describe specific pieces of legislation, and identify the P&G employees who lobbied on behalf of the Company as required by the LDA. More information can be found at http://disclosures.house.gov/ld/ldsearch.aspx.

The Company’s current level of disclosure and oversight of its trade association and organizational memberships are sufficient to address the concerns outlined in the proposal. Accordingly, we believe that the proposal’s additional detailed reporting requirements would not provide additional meaningful disclosure and impose an unnecessary administrative burden without advancing shareholder interests.

The Board of Directors recommends a vote AGAINST this proposal.

ITEM 5. REPORT ON APPLICATION OF COMPANY NON-DISCRIMINATION POLICIES IN STATES WITH PRO-DISCRIMINATION LAWS

NorthStar Asset Management Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, owner of at least $2,000 in value of Common Stock of the Company, has given notice that it intends to present for action at the annual meeting the following resolution:

WHEREAS: Procter & Gamble (P&G) has numerous documents and policies regarding nondiscrimination, and states that “we want to be, and be recognized as, the Global Leader in Diversity & Inclusion. Diversity & Inclusion is in our DNA—at the heart of our Purpose, Values and Principles—and critical to our growth”;

P&G has an employee group for LGBT (lesbian, gay, bisexual, and transgender) employees, and a perfect score on the Human Rights Campaign’s Corporate Equality lndex;

Our Company operates in much of the United States, including at least one state that has recently established a policy that is an outright attack on LGBT rights and equality;

Mississippi adopted a state policy which legalizes discrimination against LGBT individuals in employment, housing, retail establishments, and, healthcare, and sanctions the creation of “sex-specific standards or policies concerning employee or student dress or grooming”;

Passed originally to override a city LGBT nondiscrimination ordinance, North Carolina’s discriminatory policy requires transgender people to use public restrooms according to the sex on their birth certificate. This policy, if it withstands legal challenges, could force transgender individuals to risk their safety and personal dignity by being forced to use the bathroom of their biological sex, rather than their outwardly-displayed gender;

In Tennessee, the state House of Representatives approved a discriminatory “‘religious freedom’ bill” which paves the way for future policies that could constrain our Company’s ability to defend the rights of its LGBT employees;

Many businesses such as PayPal and The Walt Disney Company have spoken out against the new pro-discrimination policies. Executives from companies such as Apple, Intel, Google, Microsoft, EMC, PayPal, and Whole Foods Market are calling for repeal of certain state pro-discrimination policies;

RESOLVED: Shareholders request that the Company issue a public report to shareholders, employees, customers, and public policy leaders, omitting confidential information and, at a reasonable expense, by April 1, 2017, detailing the known and potential risks and costs to the Company caused by any enacted or proposed state policies supporting discrimination against LGBT people, and detailing strategies above and beyond litigation or legal compliance that the Company may deploy to defend the Company’s LGBT employees and their families against discrimination and harassment that is encouraged or enabled by the policies.

SUPPORTING STATEMENT: Shareholders recommend that the report evaluate risks and costs including, but not limited to, negative effects on employee hiring and retention, challenges in securing safe housing for employees, risks to employees’ LGBT children and risks to LGBT employees who need to use public facilities, and litigation risks to the Company from conflicting state and company anti-discrimination policies. Strategies evaluated should include public policy advocacy, human resources and educational strategies, and the potential to relocate operations or employees out of states with discriminatory policies (evaluating the costs to the Company and resulting economic losses to pro-discriminatory states).

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Our 105,000 employees around the world reflect the diverse consumers and markets we serve. Ensuring that every employee is afforded an inclusive environment in which to work is critical in enabling them to perform at their peak and deliver business results. A welcoming work environment is also necessary to attract and retain top talent from all backgrounds, and thus is essential to good business around the world.

P&G’s commitment to diversity and inclusion is unwavering. We are respectful of all employees irrespective of race, gender, color, religion, national origin, age, sexual orientation, gender identity and expression, disability or any other non-job-related personal characteristic.

As a global business leader, the Company supports workplace fairness for all employees both domestically and abroad and has zero tolerance for discrimination or harassment. P&G’s global nondiscrimination policy, outlined in our Worldwide Business Conduct Manual, explicitly prohibits discrimination based on an employee’s sexual orientation or gender identity. As noted by the proponent, P&G received a perfect score of 100 on Human Rights Campaign’s Corporate Equality Index, which earned P&G the distinction of “Best Places to Work for LGBT Equality.”

In addition to strong internal policies, P&G also supports external advocacy efforts that would extend nondiscrimination workplace protection to all LGBT employees, not just P&G employees. P&G supports U.S. federal legislation that would prohibit workplace discrimination based on sexual orientation or gender identity. To support our LGBT employees outside the U.S., P&G joined the Human Rights Campaign Global Workplace Fairness Coalition to thoughtfully engage on important LGBT workplace issues around the world and to strengthen our diverse and inclusive culture at P&G. In addition, the Company’s LGBT Affinity Group, GABLE, recently expanded to P&G locations outside the U.S.

The proponent requests that the Company prepare a report “detailing the known and potential risks and costs to the Company caused by any enacted or proposed state policies supporting discrimination against LGBT people.” While we fully support diversity and non-discrimination, as described above, we believe the report would not be a productive use of Company resources. The request is framed so broadly and vaguely that we believe it would be virtually impossible for the Company to fulfill it. “Enacted and proposed state policies” could include not only the laws in fifty states, but also proposed bills, legislation in committee, and the administrative policies of state governmental bodies. It is also not clear how the Company can quantify all the undefined “potential risks and costs” of the legislation described in the proposal. For example, how would the Company quantify the risk and cost of potential loss of diversity in its talent pool in states with enacted or proposed policies? We believe the Company’s efforts are better spent promoting diversity and supporting external advocacy efforts.

P&G’s commitment to diversity and inclusion has already been clearly demonstrated by both effective action and transparency about our position and actions taken in support of it. Accordingly, the requested report is unnecessary and would not provide meaningful information to shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

In connection with the Company’s 2016 annual meeting of shareholders, which will take place on October 11, 2016, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 26, 2016, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2016 annual meeting of shareholders. We solicit proxies to give shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Who can vote?

You can vote if, as of the close of business on Friday, August 12, 2016, you were a shareholder of record of the Company’s:

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 12, 2016, there were issued and outstanding:

•	2,669,385,953 shares of Common Stock;

•	44,969,421 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	56,243,634 shares of Series B ESOP Convertible Class A Preferred Stock.

How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet—You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;

•	By Telephone—In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll-free) and following the instructions; or

•

By Mail—You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Please see the Notice or the information your bank, broker, or other holder of record provided you for more information on these options.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a proxy card by mail (unless you are revoking your proxy).

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Shareholder Investment Program and/or The Procter & Gamble International Stock Ownership Program, you can vote the shares of common stock held for your account through any of the proxy voting options set forth above.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan:

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares held by the trust that have not been allocated to any account in the same manner.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Monday, October 10, 2016, or by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting.

Voting Procedures

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 10 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

Who pays for this proxy solicitation?

The Company does. We have hired D.F. King, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $17,500 plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

Procedures for Attending the Annual Meeting in Person:

If you plan to attend the meeting, you must be a shareholder of The Procter & Gamble Company as of August 12, 2016, the record date. In order to expedite your admission process, we encourage you to register for admission before 11:59 p.m. on Monday, October 10. You may register for admission for yourself and one guest by:

•	Visiting www.proxyvote.com and following the instructions provided, or calling 1-844-318-0137. You will need the control number included on your proxy card, voter instruction form, or notice.

•	At the entrance to the meeting, we will verify your registration and request to see a valid form of photo identification, such as a driver’s license or passport.

If you do not register for admission in advance of the meeting, we will request to see your photo identification at the entrance to the meeting. We will then determine if you owned common stock on the record date by:

•	Verifying your name and stock ownership against our list of registered shareholders; or

•

Asking to review evidence of your stock ownership as of August 12, 2016, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting. If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

Webcast of the Annual Meeting:

If you are not able to attend the meeting in person, you may join a live webcast of the meeting on the Internet by visiting www.pginvestor.com at 9:00 a.m. Eastern Daylight Time on October 11, 2016.

Record Date:

August 12, 2016 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials:

On August 26, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 12, 2016, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Householding Information:

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874, or by email at www.pgshareholder.com; Click Contact Us under the Email section. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 10, 2016.

Specific information on how to file notices and/or proposals pursuant to either SEC Rule 14-8 or the provisions in the Company’s Regulations is noted in the following sections. All notices/proposals should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2017 Annual Meeting Date and Shareholder Proposals

It is anticipated that the 2017 annual meeting of shareholders will be held on Tuesday, October 10, 2017. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 28, 2017.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of Directors, see section entitled “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” on page 16 of this proxy statement; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com. A shareholder wishing to bring such business before the 2017 annual meeting must provide such notice no earlier than February 13, 2017 and no later than July 13, 2017.

If a shareholder notifies the Company of an intent to present business at the 2017 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Proxy Access Requirements

An eligible shareholder wishing to nominate a candidate for election to the Board at the 2017 annual meeting must provide such notice no earlier than May 14, 2017 and no later than June 13, 2017. Any such notice and accompanying nomination materials must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 13, 2015 will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

The Board knows of no other matters that will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and will use their discretion accordingly.

EXHIBIT A

Reconciliation of Non-GAAP Financial Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in this proxy statement with the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective of underlying business trends (i.e. trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by Management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of Management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The measures provided are as follows: Organic Sales Growth; Free Cash Flow; Adjusted Free Cash Flow Productivity; Core Operating Profit and Core Operating Profit 3 Year CAGR; and Core EPS and Core EPS 3 Year CAGR.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•

Incremental restructuring: While the Company has and continues to have an ongoing level of restructuring activities, beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. This results in incremental restructuring charges to accelerate productivity efforts and cost savings.

•

Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.

•

Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.

•

Venezuela B/S Remeasurement & Devaluation Impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.

•

Non-cash impairment charges: During fiscal years 2013 and 2012 the Company incurred impairment charges related to the carrying value of goodwill and indefinite lived intangible assets in our Appliances and Salon Professional businesses.

•	Gain on Iberian JV Buyout: During fiscal year 2013 we incurred a holding gain on the purchase of the balance of our Iberian joint venture from our joint venture partner.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of the Venezuela deconsolidation, acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending excluding tax payments for the Pet divestiture. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding Batteries impairments, the gain on the sale of the Batteries business and Venezuela charges. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

Core before-tax operating profit and 3 year compound annual growth rate (CAGR): Core operating profit is a measure of the Company’s operating profit adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time. Core before-tax operating profit 3 year compound annual growth rate (CAGR) is the annualized average rate of growth between specified years.

Core EPS and 3 year compound annual growth rate (CAGR): Core EPS is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. The tables below provide a reconciliation of revised diluted net earnings per share to Core EPS. Core EPS 3 year compound annual growth rate (CAGR) is the annualized average rate of growth between specified years.

Organic Sales

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
FY 2015-16	(8)%	6%	3%	1%

* Acquisition/Divestiture Impact also includes the impact of the Venezuela deconsolidation beginning in JAS 2015, as well as rounding impacts necessary to reconcile net sales to organic sales.

Free Cash Flow

	Operating Cash Flow	Capital Spending	Free Cash Flow	Tax Payment on Divestitures	Adjusted Free Cash Flow
FY 2015-16	$15,435	$ (3,314)	$12,121	$ —	$12,121
FY 2014-15	14,608	(3,736)	10,872	729	11,601
FY 2013-14	13,958	(3,848)	10,110	—	10,110

Three Year Total	$44,001	$(10,898)	$33,103	$729	$33,832

Adjusted Free Cash Flow Productivity

	Adjusted Free Cash Flow	Net Earnings	Gain on Batteries Sale	Impairment & Venezuela Charges	Net Earnings Excluding Batteries Gain/ Impairment Charges	Adjusted Free Cash Flow Productivity
FY 2015-16	$12,121	$10,604	$(422)	$ 350	$10,532
FY 2014-15	11,601	7,144		4,187	11,331
FY 2013-14	10,110	11,785	—	—	11,785

Three Year Total	$33,832	$29,533	$(422)	$4,537	$33,648	101%

Core Before-Tax Operating Profit 3 Year CAGR

FY 2015-16 As Originally Reported*	FY 2015-16	FY 2014-15
Operating Profit	$13,441	$11,049
Incremental Restructuring	593	621
Venezuela B/S Remeasurement & Devaluation Impacts	—	138
Charges for European Legal Matters	13	28
Venezuela Deconsolidation Charge	—	2,028

Core Operating Profit	$14,047	$13,864
Percentage change vs. prior period	1.32%

* Amounts are presented as originally reported, prior to subsequent restatements related to divestiture activity subsequent to fiscal year-end.

FY 2014-15 As Originally Reported*	FY 2014-15	FY 2013-14
Operating Profit	$11,790	$14,740
Incremental Restructuring	723	426
Venezuela B/S Remeasurement & Devaluation Impacts	138	298
Charges for European Legal Matters	29	63
Venezuela Deconsolidation Charge	2,028	—

Core Operating Profit	$14,708	$15,527
Percentage change vs. prior period	(5.27)%

* Amounts are presented as originally reported, prior to subsequent restatements related to divestiture activity subsequent to fiscal year-end.

FY 2013-14 As Originally Reported*	FY 2013-14	FY 2012-13
Operating Profit	$15,288	$14,330
Incremental Restructuring	441	614
Venezuela B/S Remeasurement & Devaluation Impacts	298	349
Charges for European Legal Matters	63	134
Non-Cash Impairment Charge	—	308
Rounding	—	1

Core Operating Profit	$16,090	$15,736
Percentage change vs. prior period	2.25%

* Amounts are presented as originally reported, prior to subsequent restatements related to divestiture activity subsequent to fiscal year-end.

3 Year CAGR	FY 2015-16	FY 2014-15	FY 2013-14
As Reported Core Operating Profit Growth Rates	1.32%	(5.27)%	2.25%

Compound Annual Growth Rate	(0.6)%

Core EPS

	FY 2015-16	FY 2014-15
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$3.49	$2.84
Incremental Restructuring	0.18	0.17
Charges for European Legal Matters	—	0.01
Venezuela Balance Sheet Revaluation	—	0.04
Venezuela Deconsolidation Charge	—	0.71
Rounding	—	(0.01)
Core EPS	$3.67	$3.76
Percentage change vs. prior period	(2)%

Note—All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Core EPS 3 Year CAGR

FY 2015-16 As Originally Reported*	FY 2015-16	FY 2014-15
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$3.49	$2.84
Incremental Restructuring	0.18	0.17
Venezuela B/S Remeasurement & Devaluation Impacts	—	0.04
Charges for European Legal Matters	—	0.01
Venezuela Deconsolidation Charge	—	0.71
Rounding		(0.01)

Core EPS	$3.67	$3.76
Percentage change vs. prior year Core EPS	(2.4)%

* Amounts are presented as originally reported, prior to restatements related to divestiture activity subsequent to fiscal year-end.

FY 2014-15 As Originally Reported*	FY 2014-15	FY 2013-14
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$3.06	$3.86
Incremental Restructuring	0.20	0.12
Venezuela B/S Remeasurement & Devaluation Impacts	0.04	0.09
Charges for European Legal Matters	0.01	0.02
Venezuela Deconsolidation Charge	0.71	—

Core EPS	$4.02	$4.09
Percentage change vs. prior year Core EPS	(1.7)%

* Amounts are presented as originally reported, prior to restatements related to divestiture activity subsequent to fiscal year-end.

FY 2013-14 As Originally Reported*	FY 2013-14	FY 2012-13
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$3.98	$3.83
Incremental Restructuring	0.12	0.18
Venezuela B/S Remeasurement & Devaluation Impacts	0.09	0.08
Charges for European Legal Matters	0.02	0.05
Non-Cash Impairment Charges	—	0.10
Gain on Iberian JV Buyout	—	(0.21)
Rounding	0.01	(0.01)

Core EPS	$4.22	$4.02
Percentage change vs. prior year Core EPS	5.0%

* Amounts are presented as originally reported, prior to restatements related to divestiture activity subsequent to fiscal year-end.

3 Year CAGR	FY 2015-16	FY 2014-15	FY 2013-14
As Reported Core EPS Growth Rates	(2.4)%	(1.7)%	5.0%

Compound Annual Growth Rate	0.2%

EXHIBIT B

The Procter & Gamble Company Audit Committee Policies

I.	Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

B-1

The Procter & Gamble Company General Offices

For information about available parking, go to http://www.downtowncincinnati.com/exploring-downtown/downtown-cincinnati-parking

0038-6009

THE PROCTER & GAMBLE COMPANY P.O. BOX 5572 CINCINNATI, OH 45201-5572

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 10, 2016. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions on the website.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 10, 2016. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:

To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E12571-P81680	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY
Vote on Directors
The Board of Directors recommends a vote FOR the following action:
1. ELECTION OF DIRECTORS
Nominees:	For	Against	Abstain	Vote on Proposals

1a. Francis S. Blake	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

1b. Angela F. Braly	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

1c. Kenneth I. Chenault	☐	☐	☐	3. Advisory Vote on the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐

1d. Scott D. Cook	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals:	For	Against	Abstain

1e. Terry J. Lundgren	☐	☐	☐	4. Shareholder Proposal – Report on Lobbying Policies of Third Party Organizations	☐	☐	☐

1f. W. James McNerney, Jr.	☐	☐	☐	5. Shareholder Proposal – Report on Application of Company Non-Discrimination Policies in States with Pro-Discrimination Laws	☐	☐	☐

1g. David S. Taylor	☐	☐	☐	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
1h. Margaret C. Whitman	☐	☐	☐

1i. Patricia A. Woertz	☐	☐	☐
1j. Ernesto Zedillo	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 11, 2016 at 9:00 a.m. at the General Offices of the Procter & Gamble Company, 1 Procter & Gamble Plaza, Cincinnati, OH 45202.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card which is located on the reverse side of this notice.

ADMISSION PROCEDURES: If you would like to attend the meeting in person, you may register for admission for yourself and one guest by:

•	Visiting www.proxyvote.com and following the instructions provided, or calling 1-844-318-0137. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice.
•	At the entrance to the meeting, we will verify your registration and ask to see valid photo identification for you and your guest (if applicable), such as a driver’s license or passport.

If you do not register for admission in advance, we will request to see your photo identification at the entrance to the meeting. We will then determine if you owned common stock on the record date by:

•	Verifying your name and stock ownership against our list of registered shareholders; or
•

Asking to review evidence of your stock ownership as of August 12, 2016, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting. If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner’s shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E12572-P81680

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders - Tuesday, October 11, 2016

The undersigned hereby appoints Angela F. Braly, W. James McNerney, Jr., and David S. Taylor (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 11, 2016 at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR the recommendations of the Board of Directors on items 2 and 3, and AGAINST the proposals listed as items 4 and 5.

                This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned, as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 10, 2016, for Common shares to be voted and 4:00 p.m. on Friday, October 7, 2016 for the Trustees to vote the Plan shares. Broadridge will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Broadridge and not provided to the Company.